EXHIBIT 2.1
STOCK PURCHASE AGREEMENT
by and between
ESSELTE AB
and
NEWELL RUBBERMAID INC.
dated as of
July 28, 2005

i

GLOSSARY

Term	Section
A/P Requested Amount	Section 5.1(c)(xiii)
Accepted Reorganization Amendment	Section 5.15(e)
Accounting Principles	Section 9.1(a)
Acquisition Proposal	Section 5.18
Affiliate	Section 9.1(b)
Agreement	Section 9.1(c)
Allocation Objection Notice	Section 1.4(a)
Allocation Schedule	Section 1.4(a)
Antitrust Laws	Section 9.1(d)
Arbitrator	Section 1.3(f)
Audits	Section 3.22(c)
Bar Codes	Section 5.27
Basis of Presentation	Section 9.1(a)
Belgian Lease	Section 9.1(ww)
Business	Section 9.1(e)
Business Confidential Information	Section 5.2(c)
Business Employee	Section 9.1(f)
Business Key Employee	Section 9.1(g)
BVBA	Recitals
BVBA Shares	Recitals
Closing	Section 9.1(h)
Closing Adjustment	Section 9.1(i)
Closing Date	Section 9.1(j)
Closing Net Working Capital	Section 9.1(k)
Closing Payment	Section 9.1(l)
Closing Statement	Section 1.3(c)
Code	Section 9.1(m)
Commitment	Section 9.1(n)
Companies	Recitals
Company Guaranty	Section 9.1(o)
Company Plan	Section 9.1(p)
Confidentiality Agreement	Section 9.1(q)
Copyrights	Section 9.1(jj)(iii)
Corporation Proposal	Section 5.15(b)
Credit Agreement	Section 9.1(r)
Designated Purchaser Affiliates	Section 9.1(s)
Designated Seller Entities	Section 9.1(t)
Determination	Section 1.3(g)
Disclosure Schedule	Section 9.1(u)
Disputed Matters	Section 1.3(e)
Disputed Reorganization Matters	Section 5.15(g)
DYMO Corporation	Section 9.1(v)

v

Term	Section
DYMO AB	Recitals
DYMO Shares	Recitals
Encumbrances	Section 9.1(w)
Environmental Law	Section 9.1(x)
ERISA	Section 9.1(y)
ERISA Affiliate	Section 9.1(z)
Esselte Confidential Information	Section 5.2(d)
Esselte Corporation	Section 9.1(aa)
Esselte IPR AB	Section 9.1(bb)
Estimated Closing Adjustment	Section 9.1(cc)
Final Closing Statement	Section 1.3(h)
Final Incremental Purchaser Loss	Section 5.15(j)
GAAP	Section 9.1(dd)
Governmental Entity	Section 9.1(ee)
Group Affiliate	Section 9.1(ff)
Holdings	Recitals
Holdings Proposal	Section 5.15(a)
Holdings Shares	Recitals
HSR Act	Section 9.1(gg)
Incremental Purchaser Loss	Section 5.15(d)(i)
Incremental Seller Tax Liability	Section 5.15(d)(ii)
Indemnified Party	Section 8.2(d)
Indemnifying Party	Section 8.2(d)
Indemnity Claim	Section 8.2(f)
Indenture	Section 9.1(hh)
Indenture Guaranty	Section 9.1(ii)
Independent Firm	Section 5.15(h)
Inspections	Section 5.23
Intellectual Property	Section 9.1(jj)
Inventory	Section 9.1(kk)
IRB Loan Agreements	Section 9.1(ll)
IRBs	Section 9.1(mm)
Knowledge of Seller	Section 9.1(nn)
Law	Section 9.1(oo)
Lease	Section 3.15(h)
Leased Real Properties	Section 3.15(b)
Losses	Section 9.1(pp)
Material Adverse Effect	Section 9.1(qq)
Net Working Capital	Section 9.1(rr)
Opinion	Section 5.15(k)
Order	Section 9.1(ss)
Ordinary Course of Business	Section 9.1(tt)
Other Seller Reorganization Entity	Section 5.22(f)(iv)
Outside Business Assets	Section 5.22(a)

Term	Section
Outside Business Liabilities	Section 5.22(c)
Outside Inventory	Section 9.1(uu)
Outside Inventory Sellers	Section 9.1(vv)
Outstanding Indebtedness	Section 9.1(ww)
Owned Real Property	Section 3.15(a)
Parent	Recitals
Patents	Section 9.1(jj)(i)
Permits	Section 3.20
Permitted Liens	Section 9.1(xx)
Person	Section 9.1(yy)
Plan	Section 9.1(zz)
Post-Closing Taxes	Section 5.4(a)(iii)
Pre-Closing Taxes	Section 5.4(a)(iii)
Preliminary Allocation Schedule	Section 1.4(a)
Property	Section 5.23
Proposed Reorganization Amendment	Section 5.15(c)
Purchase Price	Section 9.1(aaa)
Purchaser	Recitals
Purchaser Amendment Response	Section 5.15(d)
Purchaser’s Facilities	Section 5.22(e)
Reorganization	Section 5.15(b)
Reorganization Plan	Section 5.15(b)
Reorganization Transfer Documents	Section 5.22(f)(iv)
Representatives	Section 9.1(bbb)
Retained Business	Section 9.1(ccc)
Retained Business Assets	Section 5.22(b)
Retained Business Liabilities	Section 5.22(d)
Retained Names and Marks	Section 5.13
Securities Act	Section 9.1(ddd)
Seller	Recitals
Seller Amendment Response	Section 5.15(f)
Seller Guaranty	Section 9.1(eee)
Seller Key Employee	Section 9.1(fff)
Seller Returns	Section 5.4(a)(i)
Seller’s Dispute Report	Section 1.3(d)
Shared Business Assets	Section 5.22(a)(ii)
Shared Retained Business Assets	Section 5.22(b)(ii)
Shared Third Party Software	Section 5.22(h)(ii)
Shares	Section 9.1(ggg)
Significant Customers	Section 3.17
Significant Suppliers	Section 3.17
Software	Section 9.1(jj)(iv)
Statements of Information	Section 9.1(hhh)
Straddle Period	Section 5.4(a)(ii)

Term	Section
Straddle Period Returns	Section 5.4(a)(ii)
Straddle Statement	Section 5.4(a)(ii)
Subsidiaries	Section 9.1(iii)
Tax(es)	Section 9.1(jjj)
Taxing Authority	Section 9.1(kkk)
Tax Benefit	Section 8.2(f)
Tax Claim	Section 5.4(d)(i)
Tax Indemnified Party	Section 5.4(d)(i)
Tax Indemnifying Party	Section 5.4(d)(i)
Tax Return	Section 9.1(lll)
Threshold	Section 9.1(mmm)
Title IV Plan	Section 9.1(nnn)
Trade Secrets	Section 9.1(jj)(v)
Trademarks	Section 9.1(jj)(ii)
Transactions	Section 9.1(ooo)
Transfer Taxes	Section 5.4(i)
Transferred Employee	Section 9.1(ppp)
Transferred Subsidiaries	Section 9.1(qqq)
Transition Services Agreement	Section 9.1(rrr)
Unassignable Outside Business Commitments	Section 5.22(h)(i)
Unassignable Retained Business Commitments	Section 5.22(h)(ii)
U.S. Plan	Section 5.6(e)(i)
Working Capital Adjustment	Section 9.1(sss)

STOCK PURCHASE AGREEMENT
          Stock Purchase Agreement, dated as of July 28, 2005, by and between Newell Rubbermaid Inc., a corporation organized under the laws of the State of Delaware (“Purchaser”), Esselte AB, a corporation organized under the laws of the Kingdom of Sweden (“Seller”), and solely with respect to Section 10.12, Esselte Group Holdings AB, a corporation organized under the laws of the Kingdom of Sweden and the indirect parent company of Seller (“Parent”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article IX.
          WHEREAS, Seller owns all of the issued and outstanding shares (the “DYMO Shares”) of capital stock of Goldcup D 892 AB, org. no. 556682-8108, a corporation organized under the laws of the Kingdom of Sweden (“DYMO AB”), and all of the issued and outstanding shares (the “Holdings Shares”) of capital stock of Esselte Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Holdings”), and will own all of the issued and outstanding registered shares (the “BVBA Shares”) of Esselte BVBA, a corporation organized under the laws of the Kingdom of Belgium (“BVBA,” and together with DYMO AB and Holdings, the “Companies”); and
          WHEREAS, each of the Boards of Directors of Purchaser and Seller has approved, and deems it advisable and in the best interests of its respective shareholders to consummate, the acquisition of the Companies by Purchaser, which acquisition is to be effected by the purchase of all the outstanding capital stock of the Companies by Purchaser or one or more Designated Purchaser Affiliates, and the purchase of the Outside Inventory by one or more Designated Purchaser Affiliates, all upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
          Section 1.1 Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Purchaser or one or more Designated Purchaser Affiliates the Shares, and shall cause the Outside Inventory Sellers to sell, convey, assign, transfer and deliver to Designated Purchaser Affiliates the Outside Inventory, in each case, free and clear of all Encumbrances, except for restrictions on transfer of the Shares arising under the Securities Act or any applicable state or foreign securities laws.
          Section 1.2 The Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser or one or more Designated Purchaser Affiliates of the

Shares and the aforesaid sale, conveyance, assignment, transfer and delivery to the Designated Purchaser Affiliates of the Outside Inventory, Purchaser shall pay to Seller an amount of cash equal to the Purchase Price. The Closing Payment shall be paid to Seller at Closing in accordance with Section 2.3(a) below, subject to adjustment as provided in Section 1.3.
          Section 1.3 Purchase Price Adjustments.
               (a) Seller and Purchaser agree that the Purchase Price shall be increased or decreased, as the case may be, dollar for dollar by the amount of the Closing Adjustment in accordance with this Section 1.3. Other than pursuant to Section 5.4(c) and Section 5.15, if applicable, and this Section 1.3, the Purchase Price shall not be adjusted under this Section 1.3 by any other items.
               (b) Seller shall prepare and deliver to the Purchaser, at least two (2) business days prior to the Closing Date, a certificate executed by a senior executive officer of the Seller setting forth in reasonable detail Seller’s calculation, and the amount of, the Estimated Closing Adjustment, including the amount of the Closing Net Working Capital (which will be calculated and prepared in accordance with the Accounting Principles) estimated in order to calculate the Working Capital Adjustment. The Estimated Closing Adjustment shall be prepared by Seller in good faith and in accordance with this Agreement and the books and records of the Companies and the Subsidiaries. Should Seller or its Affiliates conduct or cause to be conducted a physical count of the Inventory for the purpose of calculating the Estimated Closing Adjustment, Seller shall give Purchaser at least seven (7) days notice of such physical count and Purchaser, at its request, shall have the opportunity to be present with its Representatives at such physical count.
               (c) Within seventy-five (75) days after the Closing, Purchaser shall prepare and deliver to Seller a certificate executed by a senior executive officer of Purchaser (the “Closing Statement”) setting forth in reasonable detail Purchaser’s calculation, and the amount of, the Closing Adjustment, including the amount of the Closing Net Working Capital (which will be calculated and prepared in accordance with the Accounting Principles) used to calculate the Working Capital Adjustment. The Closing Statement shall be prepared by Purchaser in good faith and in accordance with this Agreement and the books and records of the Companies and the Subsidiaries. For purposes of Section 1.3(b) and this Section 1.3(c), in the event of a conflict between any calculation of the Closing Net Working Capital in accordance with the books and records of the Companies and the Subsidiaries and a calculation of the Closing Net Working Capital in accordance with the Accounting Principles, the Accounting Principles shall control. Should Purchaser, its Affiliates, the Companies or the Subsidiaries conduct or cause to be conducted a physical count of the Inventory for the purpose of calculating the Closing Statement, Purchaser shall give Seller at least seven (7) days notice of such physical count and Seller, at its request, shall have the opportunity to be present with its Representatives at such physical count.

               (d) Seller will have seventy-five (75) days following Seller’s receipt of the Closing Statement to review and respond to the Closing Statement. If Seller notifies Purchaser of its acceptance of the calculation and the amount of the Closing Adjustment set forth in the Closing Statement, or if Seller fails to deliver a written notice of its disagreement with the amount of the Closing Adjustment set forth in the Closing Statement (the “Seller’s Dispute Report”) within the seventy-five (75) day period following Seller’s receipt of the Closing Statement, the Closing Adjustment amount shown on the Closing Statement shall be final, conclusive and binding on the parties as of the last day of such seventy-five (75) day period. If issued, the Seller’s Dispute Report shall set forth in reasonable detail any proposed adjustment to the Closing Statement and the basis for such adjustment.
               (e) Purchaser and Seller shall cooperate fully with each other and each other’s accountants (subject to compliance with such accountants’ customary procedures for discussions and, if applicable, release of work papers) in furnishing all information and documents and access at all reasonable times to the books, records, accounts and facilities of the Companies and their Subsidiaries (and their officers, employees, accountants and representatives) reasonably requested by the other party or such party’s accountants in connection with the preparation or review of the Closing Statement, the Seller’s Dispute Report and any other response thereto and in connection with the preparation or review of any submissions pursuant to this Section 1.3. Purchaser and Seller shall use good faith efforts to resolve the disputed matters specified in the Seller’s Dispute Report (the “Disputed Matters”), and any resolution in writing between them as to a Disputed Matter shall be final, binding and conclusive on the parties hereto, and Purchaser shall modify and redeliver to Seller the Closing Statement reflecting such resolution. If Purchaser and Seller resolve all Disputed Matters, the Closing Statement, as modified to reflect such resolution, will become final, binding and conclusive on the date on which all such Disputed Matters are resolved in writing.
               (f) If, after thirty (30) days following Seller’s delivery of the Seller’s Dispute Report, Purchaser and Seller are unable to resolve any Disputed Matter, such Disputed Matter shall be referred to PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is unavailable or unable to perform the services described herein, a replacement independent accounting firm reasonably acceptable to both Purchaser and Seller (the “Arbitrator”) for resolution. If Seller and Purchaser are not able to resolve in writing each Disputed Matter before the date that the Arbitrator delivers to Seller and Purchaser a copy of its Determination (as defined below) pursuant to Section 1.3(i) below, such Determination shall become final and binding in accordance with Section 1.3(i) below.
               (g) The Arbitrator shall be instructed to use every reasonable effort to make its determination (in compliance with this Section 1.3) with respect to each Disputed Matter (the “Determination”) within forty-five (45) days of the submission to the Arbitrator of the Disputed Matters. Purchaser and Seller shall cooperate fully with the Arbitrator and furnish all information and documents and access at all reasonable times to the books, records, accounts and facilities of the Companies and the Subsidiaries (and their officers, employees, accountants (subject to compliance with such accountants’

customary procedures for discussions and, if applicable, release of work papers) and representatives) as reasonably requested by the Arbitrator for the purpose of reviewing submissions to it and making the Determination.
               (h) Purchaser and Seller shall each submit a binder to the Arbitrator promptly (and in any event within seven (7) days after the Arbitrator’s engagement), which binder shall contain such party’s calculation of the Closing Adjustment, including such party’s calculation of the amount of the Closing Net Working Capital used to calculate the Working Capital Adjustment and information, arguments and support for such party’s position; provided, however, that Seller’s computations reflected in its binder must match those set forth in Seller’s Dispute Report or agreed to with Purchaser pursuant to Section 1.3(e) above, and Purchaser’s computations reflected in its binder must match those set forth in the Closing Statement or agreed to with Seller pursuant to Section 1.3(e) above. The Arbitrator will (i) review the Closing Statement, the Closing Adjustment, Purchaser’s and Seller’s binders and the Seller’s Dispute Report; (ii) determine (1) whether Purchaser’s proposed amount for each individual item in the Closing Statement or Seller’s proposed adjustment thereto in the Seller’s Dispute Report is calculated more nearly in accordance with this Section 1.3, and (2) whether there were mathematical errors in the Closing Statement; (iii) prepare a statement of the Closing Adjustment (the “Final Closing Statement”), which will include each amount in the Closing Statement that was accepted by Seller, each adjustment otherwise agreed to in writing by Purchaser and Seller pursuant to Section 1.3(e), each amount included in the Closing Statement that the Arbitrator determines was calculated more nearly in accordance with this Section 1.3 and each amount in the Seller’s Dispute Report that the Arbitrator determines was calculated more nearly in accordance with this Section 1.3; and (iv) deliver notice of the Determination, which shall include the final Closing Adjustment as determined by the Arbitrator in accordance with this Section 1.3 and the Final Closing Statement, together with a report setting forth each Disputed Matter and the Arbitrator’s Determination with respect thereto and each party’s relative portion of the Arbitrator’s fees (calculated in accordance with Section 1.3(i) below).
               (i) After completing the Determination, the Arbitrator shall deliver notice of the Determination (including the final Closing Adjustment, the Final Closing Statement and the report referenced in Section 1.3(h) above) to Purchaser and Seller, and upon receipt thereof, the Determination, such Final Closing Statement and final Closing Adjustment shall be final, binding and conclusive on the parties hereto. The costs, fees and expenses of the Arbitrator shall be allocated between Purchaser and Seller by the Arbitrator so that the amount of such costs, fees and expenses paid by Seller bears the same proportion to the total costs, fees and expenses of the Arbitrator as the aggregate dollar amount of such Disputed Matter unsuccessfully disputed by Seller (as determined by the Arbitrator) bears to the aggregate dollar amount of such Disputed Matter, and Purchaser will pay the remainder of such costs, fees and expenses. All disputes with respect to the Closing Statement and the Closing Adjustment will be resolved in accordance with this Section 1.3.
               (j) If the Closing Adjustment finally determined in accordance with this Section 1.3 is greater than the Estimated Closing Adjustment, then Purchaser shall pay over to Seller the amount of such difference by wire transfer of immediately available funds within three (3) business days after the date on which the Closing Adjustment is finally determined in accordance with this Section 1.3, together with interest thereon at a rate equal to the average daily prime rate of interest publicly announced by JP Morgan Chase & Co. from time to time as its prime rate calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to and including the date of payment. If the Estimated Closing Adjustment is greater than the Closing Adjustment finally determined in accordance with this Section 1.3, then Seller shall pay over to Purchaser the amount of such difference, by wire transfer of immediately available funds, together with interest thereon at a rate equal to the average daily prime rate of interest publicly announced by JP Morgan Chase & Co. from time to time as its prime rate calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to and including the date of payment, within three (3) business days after the date on which the Closing Adjustment is finally determined in accordance with this Section 1.3.
          Section 1.4 Purchase Price Allocation.
               (a) Prior to November 1, 2005, Seller shall prepare in good faith and deliver to Purchaser a schedule (the “Preliminary Allocation Schedule”) that shall set forth the specific allocation of the portion of the Purchase Price set forth on Exhibit 1.4(a) allocated among the shares of Esselte BVBA, shares of DYMO AB and Outside Inventory. Within forty-five (45) days after the final Closing Adjustment is determined pursuant to Section 1.3, Seller shall prepare in good faith and deliver to Purchaser a revised schedule (the “Allocation Schedule”) that shall set forth an updated allocation of the Purchase Price among the Shares and the Outside Inventory consistent with the allocation set forth on the Preliminary Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 1.3 shall be allocated among the Shares and the Outside Inventory in proportion to the fair market value of the item as a percentage of the Purchase Price as set forth on Exhibit 1.4(a) (as may be adjusted as described in footnote 1 of Exhibit 1.4(a) if the Reorganization Plan is the Corporation Proposal (as may be amended pursuant to Section 5.15)).
               (b) Purchaser may dispute any allocation of the adjustments set forth on the Allocation Schedule; provided, however, that (i) Purchaser shall not dispute the percentage proportions as set forth in Exhibit 1.4(a) (as may be adjusted as described in footnote 1 of Exhibit 1.4(a) if the Reorganization Plan is the Corporation Proposal (as may be amended pursuant to Section 5.15)) and (ii) Purchaser shall notify Seller in writing (the “Allocation Objection Notice”) of each disputed item, specifying the allocation in dispute and setting forth, in reasonable detail, the basis for such dispute within thirty (30) days of Purchaser’s receipt of the Allocation Schedule. If Purchaser does not deliver an Allocation Objection Notice to Seller within the thirty (30) day period following Purchaser’s receipt of the Allocation Schedule, the Allocation Schedule shall be the final allocation of the Purchase Price. If Purchaser does deliver an Allocation Objection Notice to Seller within the thirty (30) day period following Purchaser’s receipt of the Allocation Schedule, Seller and Purchaser shall attempt to resolve any differences identified in the Allocation Objection Notice within the succeeding thirty (30) days and, if they are able to resolve all such differences, the allocation agreed to shall be the final allocation of the Purchase Price. If Purchaser and Seller are unable to resolve all such differences, any remaining differences shall be submitted to the Arbitrator for resolution within the next thirty (30) days. The Arbitrator shall be instructed to determine whether the position maintained by Seller or by Purchaser is the more reasonable position and to select one of the two positions. The allocation determined by the Arbitrator shall be the final allocation of the Purchase Price. The fees and costs of the Arbitrator pursuant to this Section 1.4(b) shall be borne equally by Purchaser and Seller.
               (c) The final allocation of the Purchase Price (as may be further adjusted pursuant to Section 5.4) shall be used by Purchaser and Seller (and their respective Affiliates) in preparing and filing all Tax Returns (including Form 8594, Asset Acquisition Statement) except as required pursuant to a “final determination” as such term is defined in the Code or similar determination pursuant to state, local or foreign Tax Law.
ARTICLE II
THE CLOSING
          Section 2.1 The Closing. The sale and transfer of the Shares by Seller to Purchaser or one or more Designated Purchaser Affiliates and the sale and transfer of the Outside Inventory by the Outside Inventory Sellers to the Designated Purchaser Affiliates shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts at 10:00 a.m., Boston time, three (3) business days following the satisfaction and/or waiver of all conditions to Closing set forth in Article VI (other than conditions which can be satisfied only by the delivery of certificates, or other documents at the Closing) unless another date, time or place is agreed to in writing by each of the parties hereto.
          Section 2.2 Deliveries by Seller. At the Closing, Seller shall:
               (a) deliver to Purchaser the share certificates (Sw. aktiebrev) evidencing the Shares, duly endorsed in favor of the applicable Designated Purchaser Affiliate;
               (b) deliver to Purchaser a certificate signed by Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;
               (c) deliver to Purchaser written resignations of the directors of each Company and Subsidiary;
               (d) deliver to Purchaser (i) in the event the Reorganization is completed as described in the Holdings Proposal (as may be amended pursuant to Section 5.15), a certification of U.S. status issued by Holdings substantially in the form set forth in Exhibit 2.2(d)(i) hereto, or (ii) in the event the Reorganization is completed as described in the Corporation Proposal (as may be amended pursuant to Section 5.15), a certification of non-U.S. real property holding corporation status issued by Holdings substantially in the form set forth in Exhibit 2.2(d)(ii) hereto;
               (e) take all actions necessary to register the transfer of the Shares from Seller to Purchaser in the share registers of the Companies;
               (f) deliver to Purchaser an omnibus bill of sale for the sale and transfer of the Outside Inventory to the Designated Purchaser Affiliates executed by the Outside Inventory Sellers substantially in the form attached hereto as Exhibit 2.2(f);
               (g) deliver to Purchaser the Transition Services Agreement, executed by Seller;
               (h) deliver to Purchaser a copy of the acknowledgement of the Senior Agent (as defined in the Credit Agreement) or other appropriate senior credit officer under the Credit Agreement, in form customarily given in the United Kingdom for similar credit agreements, that the Companies and the Subsidiaries have been removed and released from their obligations under the Credit Agreement;
               (i) deliver to Purchaser a copy of an acknowledgement in the form contemplated by the Indenture from The Bank of New York, as trustee, of the satisfaction and discharge of the Indenture with regard to the Companies and the Subsidiaries;
               (j) deliver to Purchaser a copy of an acknowledgement in customary form from the Trustee, the Issuer, and the Bank (each as defined in the respective IRB Loan Agreement) that the Companies and the Subsidiaries have been removed and released from their obligations under the IRBs;
               (k) deliver to Purchaser a copy of the Post-Closing Agreement in the form attached as Exhibit 2.2(k) hereto, and the Escrow Agreement attached thereto, each of which shall be signed by Parent and Seller; and
               (l) deliver all other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions pursuant hereto.
          Section 2.3 Deliveries by Purchaser. At the Closing, Purchaser shall:
               (a) transfer the Closing Payment to an account designated by Seller prior to the Closing by wire transfer in immediately available funds;
               (b) deliver to Seller a certificate signed by Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;
               (c) deliver to Seller the omnibus bill of sale for the sale and transfer of the Outside Inventory to the Designated Purchaser Affiliates executed by

Purchaser and each such Designated Purchaser Affiliate substantially in the form attached hereto as Exhibit 2.2(f);
               (d) deliver to Seller the Transition Services Agreement, executed by Purchaser;
               (e) take all actions necessary to register the transfer of the Shares from Seller to Purchaser in the share registers of the Companies;
               (f) deliver to Seller a copy of the Post-Closing Agreement in the form attached as Exhibit 2.2(k) hereto, and the Escrow Agreement attached thereto, each of which shall be signed by Purchaser; and
               (g) deliver all other previously undelivered documents required to be delivered by Purchaser to Seller at or prior to the Closing in connection with the Transactions pursuant hereto.
          Section 2.4 Shareholders’ Meeting. Immediately after the Closing, Purchaser shall procure that an extraordinary general meeting or special meeting of shareholders of each of the Companies be held at which, inter alia, the following resolutions are taken:
               (a) All the existing directors appointed by Seller shall be removed from office, and the individuals nominated by Purchaser shall be appointed directors of the Companies;
               (b) The existing auditors of the Companies shall be removed from office, and the auditors nominated by Purchaser shall be appointed auditors of the Companies; and
               (c) The name of each Company and any Subsidiary is changed so that it no longer includes the word “Esselte” or any word confusingly similar thereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Except as set forth in the applicable sections of the Disclosure Schedule prepared by Seller and delivered to Purchaser simultaneously with the execution hereof, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true as of the date hereof (except with respect to the representations and warranties contained in Section 3.1 through Section 3.10(a) inclusive, after giving effect to the Reorganization as though it had been consummated on the date hereof), and will be true as of the Closing as though made at that time or, in any case if made as of a specified date, are true as of such date. For purposes of the representations and warranties of Seller contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts and circumstances with respect to all representations and warranties by Seller calling for disclosure of such information, to which such disclosure is reasonably apparent.
          Section 3.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Sweden.
          Section 3.2 Authorization; Validity of Agreement. Seller has full corporate power and authority to execute and deliver this Agreement, and to consummate the Transactions to be consummated by it. The execution, delivery and performance by Seller of this Agreement and the consummation by it of the Transactions have been duly authorized by the Board of Directors and the shareholder of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the Transactions.
          Section 3.3 Authorization of Reorganization by Seller. Seller has full corporate power and authority to cause the Outside Inventory Sellers and the Other Seller Reorganization Entities to consummate the Transactions to be consummated by them. The consummation by the Other Seller Reorganization Entities of the Reorganization and the Outside Inventory Sellers of the sale of the Outside Inventory pursuant hereto has been duly authorized by the Board of Directors and the shareholder of Seller, and no other corporate actions on the part of Seller are necessary to authorize the consummation by the Other Seller Reorganization Entities of the Reorganization or the consummation by the Outside Inventory Sellers of the sale of the Outside Inventory pursuant hereto. No vote of, or consent by, the holders of any class or series of stock issued by Seller is necessary to authorize the consummation by the Other Seller Reorganization Entities of the Reorganization or the consummation by the Outside Inventory Sellers of the sale of the Outside Inventory pursuant hereto.
          Section 3.4 Execution; Validity of Agreement. This Agreement has been duly executed and delivered by Seller, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
          Section 3.5 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Antitrust Laws, state securities or blue sky laws or foreign securities laws, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of any of the Transactions, the consummation by the

Other Seller Reorganization Entities of the Reorganization or the consummation by the Outside Inventory Sellers of the sale of the Outside Inventory pursuant hereto will (a) violate, conflict with or result in any breach of any provision of the articles of organization, by-laws or other governing instrument of Seller, any Outside Inventory Seller or any Other Seller Reorganization Entity, (b) require any consent, approval or notice under any Commitment to which Seller or any Company or Subsidiary is a party or by which Seller or any Company or Subsidiary is bound or to which the Shares are subject, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Commitment to which Seller or any Company or Subsidiary is a party or by which Seller or any Company or Subsidiary or any of their respective properties or assets may be bound, (d) violate or require any consent, approval or notice under any provision of any Law applicable to Seller, the Companies, the Subsidiaries, the Outside Inventory Sellers or the Other Seller Reorganization Entities, or the Shares, or (e) require on the part of Seller, the Companies, the Subsidiaries, the Outside Inventory Sellers or the Other Seller Reorganization Entities, any filing or registration with, notification to, or consent or approval of, any Governmental Entity (except, in the case of (d) and (e) (as applied only to the Outside Inventory Sellers and the Other Seller Reorganization Entities) for those that will have been provided or obtained prior to the Closing Date).
          Section 3.6 Ownership and Possession of Shares. Seller is the record and beneficial owner of the Shares, which represent all the issued and outstanding capital stock of the Companies, free and clear of any Encumbrances, except for Encumbrances created in favor of Purchaser by this Agreement, and there are no restrictions on Seller’s or any Group Affiliate’s right to transfer the Shares to Purchaser pursuant to this Agreement, other than those imposed by applicable Federal, state or foreign securities laws. Seller is not a party to (a) any option, warrant, purchase right or other Commitment (other than this Agreement) that could require Seller or, after the Closing, Purchaser, to sell, transfer or otherwise dispose of any capital stock of any Company or (b) any voting trust, proxy or other agreement with respect to the voting of any capital stock of any Company or Subsidiary.
          Section 3.7 Good Title Conveyed. The stock certificates, stock powers, endorsements, assignments or other instruments to be executed and delivered by Seller to Purchaser to effect the sale and conveyance of the Shares at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and will be sufficient to convey in Purchaser good and valid title to all of the outstanding share capital of the Companies and, through the Companies, all of the outstanding share capital of the Subsidiaries, in each case free and clear of all Encumbrances, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, relating to the capital stock of the Companies and the Subsidiaries, pursuant to which the Companies or the Subsidiaries are or may become obligated to issue, transfer, sell, purchase or redeem or cause to be issued, transferred, sold, purchased or redeemed any shares of capital stock of the Companies or the Subsidiaries, except restrictions on transfer imposed by the Securities Act or any applicable Federal, state or foreign securities laws.
          Section 3.8 Capitalization.
               (a) The authorized capital stock of DYMO AB consists of 100,000 shares of common stock, SEK 1 nominal value per share. (i) All such shares are issued and outstanding, (ii) no such shares are owned by any Person other than Seller, (iii) no such shares are issued and held in the treasury of DYMO AB and (iv) no shares of preferred stock are authorized, issued or outstanding. All the outstanding shares of DYMO AB are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, (i) there are no shares of capital stock of DYMO AB authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or commitments, relating to the issued or unissued capital stock of DYMO AB, pursuant to which DYMO AB is or may become obligated to issue, transfer, sell, purchase or redeem, or cause to be issued, transferred, sold, purchased or redeemed, any shares of capital stock of DYMO AB.
               (b) The authorized capital stock of Holdings consists of three thousand (3,000) shares of common stock, $1.00 par value per share. (i) One thousand (1,000) such shares of common stock are issued and outstanding, (ii) no such shares are owned by any Person other than Seller, (iii) no such shares are issued and held in the treasury of Holdings and (iv) no shares of preferred stock are authorized, issued or outstanding. All the outstanding shares of Holdings are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, (i) there are no shares of capital stock of Holdings authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or commitments, relating to the issued or unissued capital stock of Holdings, pursuant to which Holdings is or may become obligated to issue, transfer, sell, purchase or redeem, or cause to be issued, transferred, sold, purchased or redeemed, any shares of capital stock of Holdings.
               (c) The authorized capital stock of BVBA consists of two thousand five hundred (2,500) registered shares, numbered from 1 to 2,500. All such shares have been duly and validly issued in compliance with Belgian Law. They are fully paid up and represent the entire capital of BVBA. Except for one (1) such share which is held by Esselte IPR AB and that will be transferred to Seller and owned by Seller immediately prior to the Closing, no such shares are owned by any Person other than Seller. Except as set forth above, BVBA has not issued any shares, with or without voting rights. Except as set forth above, (i) there are no shares of capital stock of BVBA authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or commitments, relating to the issued or unissued capital stock of BVBA, pursuant to which BVBA is or may become obligated to issue, transfer, sell, purchase or redeem, or cause to be issued, transferred, sold, purchased or redeemed, any shares of capital stock of BVBA.
               (d) The authorized capital stock of Esselte Corporation consists of two hundred (200) shares of common stock, $1.00 par value per share. (i) All such shares are issued and outstanding, (ii) no such shares are owned by any Person other than Holdings, (iii) no shares are issued and held in the treasury of Esselte Corporation and (iv) no shares of preferred stock are authorized, issued or outstanding. All the outstanding shares of Esselte Corporation are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, (i) there are no shares of capital stock of Esselte Corporation authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or commitments, relating to the issued or unissued capital stock of Esselte Corporation, pursuant to which Esselte Corporation is or may become obligated to issue, transfer, sell, purchase or redeem, or cause to be issued, transferred, sold, purchased or redeemed, any shares of capital stock of Esselte Corporation.
               (e) The authorized capital stock of DYMO Corporation consists of 8,000,000 shares of preferred stock, $0.01 par value per share, and 17,000,000 shares of common stock, $0.01 par value per share. (i) 6,801,981 shares of preferred stock and 2,968,863.7 shares of common stock are issued and outstanding, (ii) no such shares are owned by any Person other than Esselte Corporation and (iii) no shares are issued and held in the treasury of DYMO Corporation. All the outstanding shares of DYMO Corporation are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, (i) there are no shares of capital stock of DYMO Corporation authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or commitments, relating to the issued or unissued capital stock of DYMO Corporation, pursuant to which DYMO Corporation is or may become obligated to issue, transfer, sell, purchase or redeem, or cause to be issued, transferred, sold, purchased or redeemed, any shares of capital stock of DYMO Corporation.
          Section 3.9 Organization; Qualification of Companies and Subsidiaries.
               (a) DYMO AB (i) is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Sweden; (ii) has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. Seller has heretofore made available to Purchaser complete and correct copies of the articles of association of DYMO AB as presently in effect.

               (b) Holdings (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the corporate power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. Seller has heretofore made available to Purchaser complete and correct copies of the certificate of incorporation and by-laws of Holdings as presently in effect.
               (c) BVBA (i) is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Belgium; (ii) has the corporate power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. Seller has heretofore made available to Purchaser complete and correct copies of the articles of association of BVBA as presently in effect.
               (d) Esselte Corporation (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; (ii) has the corporate power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. Seller has heretofore made available to Purchaser complete and correct copies of the certificate of incorporation and by-laws of Esselte Corporation as presently in effect.
               (e) DYMO Corporation (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the corporate power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. Seller has heretofore made available to Purchaser complete and correct copies of the certificate of incorporation and by-laws of DYMO Corporation as presently in effect.
          Section 3.10 Subsidiaries; Equity Ownership.
               (a) Exhibit 3.10 lists all of the subsidiaries of the Companies as of the date hereof. As of the date hereof, no Company or Subsidiary owns any capital stock of any Person (other than the subsidiaries and capital stock listed on Exhibit 3.10) or has any direct or indirect equity or ownership interest in any business (other than a Subsidiary), or is a member of or participant in any partnership, joint venture or similar Person (other than a Subsidiary).
               (b) As of the Closing, (i) the Companies will have no subsidiaries other than the Subsidiaries and any other subsidiary directly or indirectly transferred to Purchaser pursuant to an Accepted Reorganization Amendment (and, for the avoidance of doubt, any such subsidiary permitted to be directly or indirectly transferred to Purchaser pursuant to an Accepted Reorganization Amendment shall also be deemed for all purposes hereunder to be a “Subsidiary”); (ii) no Company or Subsidiary will own any capital stock of any Person (other than a Subsidiary) or have any direct or indirect equity or ownership interest in any business (other than a Subsidiary); or (iii) no Company or Subsidiary will be a member of or participant in any partnership, joint venture or similar Person (other than a Subsidiary).
          Section 3.11 Financial Information. Exhibit 3.11 contains the Statements of Financial Information. The Statements of Financial Information (a) have been prepared in good faith and, except as set forth therein (including the basis of presentation thereto), from the books and records of the Companies and the Subsidiaries and (b) present fairly in all material respects, in accordance with the Accounting Principles, applied on a consistent basis during the periods presented, the results of operations and financial condition of the Business (except as specifically set forth in the basis of presentation to the Statements of Financial Information) as of the times and the periods referred to therein. The books, records and accounts of the Companies and the Subsidiaries fairly reflect in all material respects all transactions and all items of income and expense, cash flows, assets and liabilities and accruals relating to the Companies and the Subsidiaries.
          Section 3.12 No Undisclosed Liabilities; Indebtedness. Except (a) as disclosed in the Statements of Financial Information and (b) for liabilities and obligations incurred in the ordinary course of business since July 2, 2005, no Company or Subsidiary has incurred any liability or obligation, whether or not accrued, of the kind required to be disclosed in financial statements, including footnotes thereto, prepared in accordance with GAAP that has had or constitutes a Material Adverse Effect. Section 3.12 of the Disclosure Schedule discloses the total Outstanding Indebtedness of the Companies and the Subsidiaries as of July 1, 2005.
          Section 3.13 Absence of Certain Changes.
               (a) Since December 31, 2004, except for any change or effect to the extent resulting from the transactions taken to effect the Reorganization, the Companies and the Subsidiaries have conducted the Business in the ordinary course, and no Company or Subsidiary has suffered any change that, individually or in the aggregate, has had a Material Adverse Effect.
               (b) Since December 31, 2004 through the date hereof (or, in the case of Section 3.13(b)(iv) below, since July 2, 2005 through the date hereof), no Company or Subsidiary has:
                    (i) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock (other than dividends or distributions payable in cash to a parent of such entity, all of which will have been paid by Closing);

                    (ii) made any increase in the compensation or benefits payable or to become payable to any Business Employees that, taken as a whole, is material to the Business (other than normal recurring increases in the ordinary course of business or pursuant to then existing plans, programs or agreements);
                    (iii) made any change in any method of accounting or accounting practice;
                    (iv) sold or otherwise disposed of properties or assets owned by it other than sales in the Ordinary Course of Business for amounts not in excess of $250,000 in the aggregate (except for such assets that are not related to the Business);
                    (v) settled any claims, actions, arbitrations, disputes or other proceedings (A) that resulted in a Company or Subsidiary being enjoined in a manner that adversely affects the Business or (B) that resulted in an obligation of a Company or Subsidiary to pay amounts which, in the aggregate, are in excess of $1,000,000; or
                    (vi) (A) made or changed any material Tax election, adopted or changed any material Tax accounting method, entered into any material closing agreement or settled any material Tax claim or assessment, or (B) filed any Tax Return in jurisdictions where Tax Returns with respect to the Business have not been filed in the five (5) years prior to the date hereof.
          Section 3.14 Title to Properties; Encumbrances.
               (a) Except for Inventory, assets or other property sold since December 31, 2004 in the ordinary course of business, (i) a Company or a Subsidiary has good and valid title to, or a valid leasehold interest in, each of the tangible personal properties and assets (other than real properties, the Outside Inventory, the accounts receivable not included in Net Working Capital and the Shared Retained Business Assets) used or held for use primarily in the conduct of the Business, free and clear of all Encumbrances except for Permitted Liens, (ii) a Company or a Subsidiary has good, valid and insurable title to each of the real properties listed on Section 3.15(a) of the Disclosure Schedule, and a valid leasehold interest in each of the real properties listed on Section 3.15(b) of the Disclosure Schedule, in each case, free and clear of all material Encumbrances except for Permitted Liens, and (iii) as of the Closing Date, each Outside Inventory Seller will have good and valid title to the Outside Inventory to be transferred by it pursuant to this Agreement, free and clear of all material Encumbrances except for Permitted Liens.
               (b) The material buildings, machinery and equipment used regularly in the conduct of the Business are generally in good operating condition and repair, normal wear and tear excepted.

          Section 3.15 Real Property.
               (a) Section 3.15(a) of the Disclosure Schedule sets forth a complete list and the location of all real property owned by the Companies or Subsidiaries that is primarily used or held for use in the conduct of the Business as of the date hereof (the “Owned Real Property”). Those deeds and title insurance policies relating to the Owned Real Property, and any documents evidencing Encumbrances upon the Owned Real Property, in each case in the possession or under the control of Seller, its Affiliates, the Companies or the Subsidiaries that have heretofore been made available to Purchaser are true and complete copies thereof.
               (b) Section 3.15(b) of the Disclosure Schedule sets forth a complete list and location of all real property leased by the Companies or Subsidiaries that is primarily used or held for use in the conduct of the Business as of the date hereof (the “Leased Real Properties”).
               (c) Seller has no written notice of and, to the Knowledge of Seller, there are no proceedings, claims, disputes or conditions affecting any Owned Real Property or Leased Real Property that would curtail or interfere with the use of such property. Neither the whole nor any portion of the Owned Real Property or, to the Knowledge of Seller, any Leased Real Property, is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of Seller, has any such condemnation, expropriation or taking been proposed. No Company or Subsidiary is a party to any lease, assignment or similar arrangement under which it is a lessor, assignor or otherwise makes available for use or occupancy by any third party any portion of the Owned Real Property.
               (d) No Company or Subsidiary has received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Owned Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Owned Real Property, which repair or work has not been completed.
               (e) Each Company and Subsidiary has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the Owned Real Property in the manner in which the Owned Real Property is currently being used and operated. Each Company and Subsidiary has all approvals, permits and licenses (including any and all environmental permits) necessary to own or operate the Owned Real Property as currently owned and operated; and no such approvals, permits or licenses will be required, as a result of the Transactions, to be issued after the date hereof in order to permit the Companies and the Subsidiaries, following the Closing, to continue to own or operate the Owned Real Property in the same manner as currently owned or operated, other than any such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant.

               (f) Each Company and Subsidiary has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to operate the Leased Real Property in the manner in which the Leased Real Property is currently being used and operated, other than any such instruments that are normally obtained by the lessor of property. Each Company and Subsidiary has all approvals, permits and licenses (including any and all environmental permits) necessary to operate the Leased Real Property as currently operated; and no such approvals, permits or licenses will be required, as a result of the Transactions, to be issued after the date hereof in order to permit the Companies and the Subsidiaries, following the Closing, to continue to operate the Leased Real Property in the same manner as currently operated, other than any such instruments that are normally obtained by the lessor of the property and any such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant.
               (g) There are no parties other than the Companies and the Subsidiaries in possession of any portion of the Owned Real Property.
               (h) Each lease pursuant to which a Company or Subsidiary leases any real property used primarily in the conduct of the Business (a “Lease”) is valid, binding and enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. The leasehold estate created by each Lease is free and clear of all Encumbrances created or granted by any Company or Subsidiary that is tenant thereunder, except for Permitted Liens. There are no existing defaults by any Company or Subsidiary under any of the Leases. To the Knowledge of Seller, no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by the landlord under any Lease.
          Section 3.16 Contracts and Commitments.
               (a) As of the date hereof, except as set forth in Section 3.16 of the Disclosure Schedule, no Company or Subsidiary is a party to or is bound by any of the following Commitments:
                    (i) Any covenant of such Company or Subsidiary not to compete or other covenant restricting its ability to carry on any material business anywhere in the world;
                    (ii) Any consulting or employment agreement pursuant to which it is obligated to pay compensation at the annual rate of more than $150,000 for services rendered;

                    (iii) Any employee collective bargaining agreement or other Commitment with any labor union, organization or association;
                    (iv) Any Commitment with (A) Seller, (B) a Group Affiliate or, to the Knowledge of Seller, any of its other Affiliates, (C) any officer or director of Seller or of any Group Affiliate, Company or Subsidiary, or (D) to the Knowledge of Seller, any former officer, director or employee of Seller or of any Group Affiliate, Company or Subsidiary arising in connection with the Business (other than employment agreements), including any loans made to any of such Persons, in each case if such Commitment will continue to be in force and effect after the Closing Date and provides for receipt or payment by any such Person of an amount greater than $150,000 annually;
                    (v) Any Commitment related to the Business with any Person (other than a Company or Subsidiary) under which (A) it is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by such Person or (B) it is a lessor or sublessor of, or makes available for use by such Person, any tangible personal property owned or leased by such Company or Subsidiary, in any such case if such Commitment has an aggregate future liability of, or receivable by, such Company or Subsidiary in an amount in excess of $1,000,000 and is not terminable by such Company or Subsidiary by notice of not more than ninety (90) days without payment or penalty of more than $200,000;
                    (vi) Any Intellectual Property license (including any license or other agreement under which it is licensee or licensor of any such Intellectual Property), but excluding licenses for off-the-shelf, or other readily commercially available software that is licensed other than by written agreement executed by the licensee such as by shrink wrap or click wrap license, licenses granted to end users of products sold by the Business, or licenses of Intellectual Property not used in the Ordinary Course of Business;
                    (vii) Any Commitment under which it has borrowed money, established a line of credit, issued any note, bond or other evidence of indebtedness for borrowed money, or guaranteed indebtedness, liabilities or obligations of any Person (other than a Company or Subsidiary in connection with the Business), in each case other than endorsements for the purpose of collection in the ordinary course of business;
                    (viii) Any Commitment to enter into any joint venture or partnership relating to the Business;
                    (ix) Any power of attorney other than in the Ordinary Course of Business;

                    (x) Any confidentiality agreement relating to the Business (other than (A) Commitments that do not relate primarily to confidentiality or non-disclosure obligations but contain confidentiality or non-disclosure obligations incidental to such Commitments and (B) customary Commitments entered into in the Ordinary Course of Business);
                    (xi) Any Commitment or series of related Commitments for the sale of any assets or properties of any Company or any Subsidiary related to the Business for amounts greater than $250,000, other than any Commitment for the sale or disposition of Inventory in the Ordinary Course of Business;
                    (xii) Any currency exchange, interest rate exchange, commodity exchange or similar Commitment, other than any such Commitment entered into in the Ordinary Course of Business to hedge or mitigate risk exposure or to manage liabilities and not entered into for speculative purposes;
                    (xiii) Any Commitment providing for the services of any dealer, distributor, sales representative or franchisee requiring minimum aggregate future payments by it, or providing for the receipt by it of minimum aggregate future amounts, in excess of $1,000,000, in each case which is not terminable by it on notice of not more than ninety (90) days without payment or penalty of more than $200,000; and
                    (xiv) Any non-ordinary course Commitment to which it (i) is required to make minimum aggregate future payments in excess of $1,000,000 or (ii) is bound to sell goods or services in a minimum aggregate future amount in excess of $1,000,000, in each case described in clauses (i) and (ii) which is not terminable by it on notice of not more than ninety (90) days without payment or penalty of more than $200,000.
               (b) Each Commitment that relates to the Business to which a Company or Subsidiary is a party, is enforceable against such Company or Subsidiary and, to the Knowledge of Seller, against the other party thereto in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought. No Company or Subsidiary, and to the Knowledge of Seller, no third party, to any such Commitment, is in default under any such Commitment. No Company or Subsidiary has received written notice of default under any such Commitment.
          Section 3.17 Customers and Suppliers. Section 3.17 of the Disclosure Schedule sets forth a list of the ten (10) largest customers of the Business in terms of revenue recognized during the period from April 5, 2004 through April 4, 2005 (“Significant Customers”) and a list of the ten (10) largest suppliers of the Business in terms of costs recognized for the purchase of products or services during the period from April 5, 2004 through April 4, 2005 (“Significant Suppliers”). Since December 31, 2004 through the date hereof, there has not been any material adverse change in the business relationship of the Companies or the Subsidiaries with any Significant Customer relating to the Business. To the Knowledge of Seller, since December 31, 2004 through the date hereof, no Significant Customer has threatened any material modification or change in the business relationship with any Company or any Subsidiary relating to the Business, or any material reduction of business with any Company or any Subsidiary relating to the Business.
          Section 3.18 Litigation.
               (a) There is (i) no proceeding, at law or in equity, (A) pending against any Company or Subsidiary with respect to the Business, or to the Knowledge of Seller, threatened against any Company or Subsidiary with respect to the Business or (B) to the Knowledge of Seller, pending or threatened against any present or former officer or director of the Business or other Person related to the Business for which any Company or Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any court or other Governmental Entity, (ii) no action, suit, inquiry, proceeding, hearing or investigation by or before any court or Governmental Entity or arbitration panel pending or, to the Knowledge of Seller, threatened against or involving any Company or Subsidiary, in the case of clauses (i) and (ii) (A) which questions or challenges the validity of this Agreement or any action taken or to be taken by any Company or Subsidiary pursuant to this Agreement or in connection with the Transactions, (B) that, if adversely determined, would be reasonably likely to result in a payment by the Companies and the Subsidiaries of an amount in excess of $1,000,000 as of the date hereof or $3,000,000 as of the Closing Date or (C) that is reasonably likely to result in equitable relief being obtained against any Company or Subsidiary, or (iii) no Order of any court or other Governmental Entity outstanding against any Company or Subsidiary.
               (b) There is no proceeding, at law or in equity, hearing or investigation by or before any court or Governmental Entity or arbitration panel pending against any Company or Subsidiary with respect to the Retained Business or, to the Knowledge of Seller, threatened against any Company or Subsidiary with respect to the Retained Business, that is reasonably likely to result in injunctive or equitable relief or would be reasonably likely to result in a payment by the Companies and the Subsidiaries of an amount in excess of $25,000,000.
          Section 3.19 Environmental Matters. (a) Each Company and Subsidiary is in compliance with all applicable Environmental Laws; (b) there is no pending or, to the Knowledge of Seller, threatened, civil or criminal claim, litigation, notice of violation, formal administrative proceeding or investigation, written inquiry or written information request by any Governmental Entity under any Environmental Law relating to the Business or any real property currently or formerly owned by any

Company or Subsidiary, or any of their respective predecessors; (c) no Company or Subsidiary has received any written notice from any Governmental Entity or third party alleging that (i) any Company or Subsidiary is not in compliance with Environmental Laws or (ii) that the Business, any Company or Subsidiary, or any of their respective predecessors, has liability with respect to a “release” or threatened “release” of a “hazardous substance,” excluding matters that have been fully resolved with no further liability to any Company or Subsidiary; and (d) there has been no “release” or threatened “release” of a “hazardous substance,” on or from any real property currently or formerly owned by any Company or Subsidiary, or any of their respective predecessors, which reasonably could form the basis for a claim of liability against any Company or Subsidiary. For purposes of this Section: “release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant); and “hazardous substance” shall mean all substances subject to regulation, control or remediation under Environmental Laws.
          Section 3.20 Compliance with Laws; Permits. No Company or Subsidiary has received any written communication since January 1, 2003 from a Governmental Entity that alleges that such Company or Subsidiary is not in compliance with any Law. The Companies and the Subsidiaries are in compliance with and, to the Knowledge of Seller, since January 1, 2003 have complied with, all Laws that specifically apply to the Business or the properties or assets of any Company or Subsidiary. The Companies and the Subsidiaries have all licenses and permits, and have made all required registrations, with any Governmental Entity required for the conduct of the Business, or the intended use of any properties of the Business (collectively, “Permits”). All such Permits are valid and in effect and will not be invalidated or otherwise affected by consummation of the Transactions, and no proceeding is pending or, to the Knowledge of Seller, threatened, to revoke, limit or enforce any such Permit. Nothing in the first two (2) sentences of this Section 3.20 shall relate to Environmental Law, and nothing in this Section 3.20 shall relate to ERISA, Tax Law or any Law referred to in Section 3.24.
          Section 3.21 Employee Benefit Plans.
               (a) Section 3.21 of the Disclosure Schedule lists each Plan. Seller has heretofore made available to Purchaser a true and complete copy of each Company Plan and any related trust agreements, insurance contracts or other funding vehicles and, if applicable, any amendments thereto, summary plan descriptions and subsequent summaries of material modifications (or analogous descriptive materials in the case of Company Plans not subject to ERISA), service provider agreements, IRS determination letters and opinion letters, actuarial reports, audit reports and annual reports on Form 5500 for the most recent Plan year (as applicable).
               (b) With respect to each Title IV Plan, no liability under Title IV or Section 302 of ERISA has been incurred by any Company or any ERISA Affiliate that has not been satisfied in full; the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a risk that such proceedings will be instituted. Within the past six (6) years, there have been no changes in the actuarial assumptions and methods used with respect to any Title IV Plan, and neither the Seller nor the Company or any Subsidiary is required to provide security to any Title IV Plan pursuant to Section 401(a)(9) of the Code. No Title IV Plan is a Company Plan.
               (c) No Company or any ERISA Affiliate currently contributes to or has within the past six (6) years contributed to a Plan that is a “multi-employer pension plan,” as defined in Section 3(37) of ERISA. No Title IV Plan is a plan described in Section 4063(a) of ERISA. No Plan is part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.
               (d) Since January 1, 2002, each Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code. There are no pending, threatened or anticipated claims, actions or disputes by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). There are no audits, inquiries, reviews, proceedings, claims or demands pending or to the Knowledge of Seller, threatened with any Governmental Entity with respect to a Plan.
               (e) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable Internal Revenue Service determination letter stating that it is so qualified, and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such qualification.
               (f) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty with respect to a Plan has occurred that would give rise to liability on the part of any Company or any Subsidiary.
               (g) No Plan provides medical or death benefits with respect to current or former employees of any Company or Subsidiary beyond their termination of employment (other than to the extent required by applicable law, including Sections 601-609 of ERISA and Section 4980B of the Code).
               (h) There has been no amendment to any Company Plan which would increase the expense of maintaining such Company Plan above the level of the expense incurred therefor for the most recent fiscal year.
               (i) The consummation of the Transactions will not obligate any Company or Subsidiary to pay separation, severance, termination or similar benefits and will not accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee of any Company or Subsidiary. No Plan otherwise limits or restricts any Company’s ability to terminate the employment of any employee of any Company or Subsidiary for any reason with no liability, except as required by applicable Law.
               (j) No Company or Subsidiary will have any liability for contributions to any Plan or payments under any Plan in each case that is not a Company Plan that are due or required to be made as of the Closing Date.
               (k) No individuals are currently providing in the United States services to the Company or any Subsidiary relating to the Business pursuant to a leasing agreement or similar type of arrangement, nor has the Company or any Subsidiary entered into any arrangement whereby services will be provided pursuant to a leasing agreement or similar type of arrangement in the United States.
               (l) All obligations payable under any Company Plan (other than the Sint-Niklaas Pension Plan) are duly funded in accordance with normal practices applicable to such Plan and to date there are no payments due and not paid.
          Section 3.22 Taxes.
               (a) The Companies and the Subsidiaries have (i) timely filed (or there have been filed on their behalf) with appropriate Taxing Authorities all material Tax Returns required to be filed by them (or requests for extensions have been timely filed and such extensions have been granted and have not expired), and such Tax Returns are correct in all material respects and (ii) timely paid or accrued in full (or there has been timely paid or accrued on its behalf) all Taxes shown on such Tax Returns that are due and payable or properly accrued.
               (b) There are no material liens for Taxes upon any property of any Company or Subsidiary, except for liens for Taxes not yet due or payable.
               (c) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings (“Audits”) are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of any Company or Subsidiary.
               (d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against any Company or Subsidiary.
               (e) No Company or Subsidiary is, or within the past five (5) years has been, a party to any material Commitment (other than those imposed by Law) under which it has agreed to share the Tax liability of any Person other than a Company or Subsidiary.
               (f) Within the past five (5) years, no Company or Subsidiary, individually or as a group, has been a member of any affiliated or consolidated tax group (other than a group, the common parent of which is currently an Affiliate of a Company or any Subsidiary). No Company or Subsidiary has participated in any way in any “tax shelter” within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States) of the Code or in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) (or any comparable regulations of jurisdictions other than the United States).
               (g) No Company or Subsidiary is bound, separately or as a group, by any Commitment that has resulted in or would result in, separately or in the aggregate, in connection with this Agreement or the consummation of the Transactions, the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
               (h) An election has been made to treat BVBA as disregarded as an entity separate from its owner for U.S. federal income tax purposes under Treas. Reg. Section 301.7701-3 and such election is currently effective. DYMO AB is treated as disregarded as an entity separate from its owner for U.S. federal income tax purposes under Treas. Reg. Section 301.7701-3.
          Section 3.23 Intellectual Property.
               (a) Section 3.23(a) of the Disclosure Schedule sets forth a list of all U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered trademarks, (iii) Copyright registrations and applications and material unregistered Copyrights, and (iv) Software, in each case which, as of the date hereof, is owned by any Company or Subsidiary and used in the conduct of the Business.
               (b) Except as set forth in Section 3.23(b) of the Disclosure Schedule:
                    (i) a Company or Subsidiary owns, or has sufficient valid right to use, free and clear of all Encumbrances other than Permitted Liens, all Intellectual Property necessary to the conduct of the Business;
                    (ii) a Company or Subsidiary is the owner of record of any application, registration or grant for each Patent set forth on Section 3.23(a) of the Disclosure Schedule, and has properly executed and recorded all documents necessary to perfect its title to such Patent applications, registrations and grants and will as of the Closing have properly executed and sought recordation of all documents necessary to perfect its title to all Trademark and Copyright applications and registrations set forth on Section 3.23(a) of the Disclosure Schedule, and a Company or Subsidiary has filed all documents and paid all taxes, fees, and met other financial obligations required to renew and maintain in force and effect all Intellectual Property owned by it as of the date hereof;

                    (iii) the conduct of the Business does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property rights and there has been no such claim asserted or threatened in the past three (3) years against any Company or Subsidiary that is reasonably likely to result in equitable relief or if adversely determined would result in a payment by the Companies and the Subsidiaries of an amount in excess of $1,500,000;
                    (iv) to the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by any Company or Subsidiary used in the conduct of the Business, and no such claims have been asserted or threatened in the past three (3) years against any Person by any Company or Subsidiary;
                    (v) to the Knowledge of Seller, after giving effect to this Agreement and the consummation of the Transactions, no Company or Subsidiary will be in material violation or default under any privacy policy or agreement, law or regulation applicable to the protection of private or personal information acquired by it and used by it in the conduct of the Business;
                    (vi) the Companies and Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets used in the conduct of the Business;
                    (vii) no Group Affiliate or current or, to the Knowledge of Seller, former, partner, director, officer or employee of any Company or Subsidiary will, after giving effect to the Transactions, own or retain any rights to use any of the Intellectual Property owned by any Company or Subsidiary and used in the conduct of the Business; and
                    (viii) all Intellectual Property (other than licensed Software and Intellectual Property licensed to a Company or Subsidiary pursuant to the license agreements described in Section 3.16(a)(vi) of the Disclosure Schedule) necessary to the conduct of the Business that has been created by any independent contractor or other third party for a Company or Subsidiary is the subject of a proper written assignment and/or work made for hire agreement prescribing that a Company or Subsidiary is the owner of such Intellectual Property, and there has been no claim in relation to such Intellectual Property asserted or threatened in the last three (3) years against any Company or Subsidiary that is reasonably likely to result in equitable relief or if adversely determined would result in a payment by the Companies and the Subsidiaries of an amount in excess of $1,500,000.
          Section 3.24 Labor Matters.

               (a) There is, and since January 1, 2003, has been, no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout pending or, to the Knowledge of Seller, threatened against or otherwise affecting any Company or Subsidiary.
               (b) Each Company and Subsidiary is, and since January 1, 2003 has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, bonuses, commissions, termination or severance pay, vacation pay, paid time off pay, employee benefits, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other applicable Laws. There is no unfair labor practice charge or complaint against any Company or Subsidiary pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency or Governmental Entity.
               (c) No Company or Subsidiary has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any Company or Subsidiary, and no such investigation is in progress. There are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee or director or manager of any Company or Subsidiary, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.
               (d) Section 3.24(d) of the Disclosure Schedule sets forth each collective bargaining agreement to which Seller or any Company or Subsidiary is a party that covers any Business Employees. Each Company and Subsidiary, as applicable, is in compliance with the terms, conditions and obligations contained in any such collective bargaining agreement, including any and all obligations to provide health, retirement or other employee benefits to employees covered by such collective bargaining agreements.
               (e) The employment of each Business Employee in the U.S. is terminable at will, subject to applicable Law, without cost to any Company or Subsidiary except for payments required under the Plans and the payment of salaries or wages and vacation pay accrued as of the date of termination.
               (f) No Company or Subsidiary, other than BVBA, has a works or supervisory council, health and safety committee or other body representing employees which has a right to be represented or attend at or participate in any board or council meeting or a right to be informed, consulted or make representations in relation to the business of such Company or Subsidiary. Any such body has, since January 1, 2003, been operated and currently operates in accordance with applicable Law.
               (g) Within the three (3) year period preceding the date of this Agreement, no Company or Subsidiary has:

                    (i) made or started implementation of any collective dismissals or closure of undertaking that have required or will require notification to any state authority or notification to or consultation with any labor organization, employee union or trade union, works council, health and safety committee, staff association or other body representing employees;
                    (ii) been a party to any transfer of a business or undertaking that has required, or will require, notification to or consultation with any trade union, works council, health and safety committee, staff association or other body representing employees; or
                    (iii) transferred any Business Employee to or from any Company or Subsidiary pursuant to a transfer of undertaking (within the meaning of EC directives 77/187 and 98/50 and the relevant local Laws implementing such directives).
               (h) All employment contracts covering any Business Employee in the European Community can be terminated by the normal notice period or indemnity prescribed by applicable Law without giving rise to any further claim for damages or compensation. No Company or Subsidiary has received notice of resignation from any Business Employee who is a key manager or employee.
          Section 3.25 Sufficiency of Assets. As of the Closing, after giving effect to the Transactions contemplated by this Agreement, and after taking into account any services offered to Purchaser, any Company or Subsidiary pursuant to Exhibit A of the Transition Services Agreement, the assets and rights held by Purchaser will constitute all of the assets and rights of the Companies and the Subsidiaries immediately prior to the Closing (but excluding the Shared Retained Business Assets) that are necessary to conduct the Business after the Closing substantially as conducted during the six (6) month period prior to the date hereof.
          Section 3.26 Arrangements with Related Parties. None of Seller or, to the Knowledge of Seller, any director, officer, employee or Group Affiliate of Seller or of any Company or Subsidiary, (a) is a director or officer of, or consultant to, or owns directly or indirectly any equity interest in, any competitor or material supplier or customer of the Business, other than ownership of not more than five percent (5%) of the outstanding capital stock of any such competitor, supplier or customer if such stock is listed on a foreign or domestic stock exchange, quoted on a foreign or domestic stock quotation system or regularly traded in an over-the-counter market or (b) owns directly or indirectly (other than through their ownership of an equity interest in Parent) any property, asset or right, tangible or intangible, primarily used or held for use by the Business immediately prior to the date hereof.
          Section 3.27 Inventory. All Inventory owned by the Companies and the Subsidiaries and all Outside Inventory shown on the most recent Statements of Financial Information, or acquired thereafter, is generally of a quality and quantity usable and saleable in the ordinary course of business, subject to normal and customary allowances of the Companies and Subsidiaries for spoilage, damage and outdated items.
          Section 3.28 Receivables. As of the Closing, all receivables included in the calculation of the Closing Adjustment will represent arm’s length sales in the Ordinary Course of Business, constitute valid claims of a Company or Subsidiary, as applicable, free and clear of all Encumbrances other than Permitted Liens.
          Section 3.29 Insurance. Section 3.29 of the Disclosure Schedule lists all insurance policies covering the material properties, assets, employees and operations of the Company and the Subsidiaries (including policies providing property, casualty, liability, and workers’ compensation coverage). All premiums due and payable in respect of such policies have been paid in full, and to the Knowledge of Seller, no default or other circumstance exists which would create the substantial likelihood of the cancellation or non-renewal of any such policy prior to the Closing Date.
          Section 3.30 Solvency. After giving effect to the consummation of the Transactions, Seller, each Outside Inventory Seller and each Other Seller Reorganization Entity (i) will be able to satisfy any and all of its liabilities, indebtedness, obligations, expenses, losses or claims, whether accrued, absolute, contingent, matured, unmatured, liquidated or unliquidated, and (ii) will not be insolvent.
          Section 3.31 DYMO AB. Except for actions taken in connection with (i) its organization, (ii) its purchase by Seller, (iii) changing its name and (iv) the Reorganization, DYMO AB has not conducted any business or operations.
          Section 3.32 Brokers or Finders. Neither the Seller nor any Company or Subsidiary has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except Citigroup Global Markets Inc., whose fees and expenses will be paid by Seller.
          Section 3.33 No Other Representations. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person acting on behalf of Seller, makes any representation or warranty, express or implied.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser represents and warrants to Seller that all of the statements contained in this Article IV are true as of the date hereof and will be true as of the Closing as though made at that time, or, in any such case if made as of a specified date, are true as of such date.
          Section 4.1 Organization. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except, in the case of clause (c) above, to the extent that the absence of such qualification, license or good standing would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the Transactions.
          Section 4.2 Authorization; Validity of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it. The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions. This Agreement has been duly authorized, executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
          Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Antitrust Laws, state securities or blue sky laws or foreign securities laws, none of the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of any of the Transactions will (a) violate, conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (b) require any consent, approval or notice under, any Commitment of any kind to which Purchaser is a party or by which Purchaser is bound or (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Commitment to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, (d) violate or require any consent, approval or notice under any provision of any Law applicable to Purchaser or (e) require on the part of Purchaser any filing or registration with, notification to, or consent, approval or notice of, any Governmental Entity which has not been provided or obtained; excluding from the foregoing clauses (c), (d) and (e) such violations, breaches, defaults or failures to file, register, notify or obtain a consent or approval which would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the Transactions.

          Section 4.4 Accredited Investor; Purchase Entirely for Own Account; Financial Condition; Experience.
               (a) Purchaser is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act.
               (b) The Shares will be acquired for investment for Purchaser’s own account and not with a view to the distribution of any part thereof in violation of the Securities Act. Purchaser does not have any contract, undertaking or agreement with any Person to sell, transfer, or grant participations with respect to any of the Shares.
               (c) Purchaser’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and can bear the loss of its entire investment in its Shares.
               (d) Purchaser has such knowledge and experience in financial and business matters and in making high risk investments of this type that it is capable of evaluating the merits and risks of the purchase of the Shares.
          Section 4.5 Availability of Funds. Purchaser currently has sufficient immediately available funds (through existing credit arrangements or otherwise) and will at the Closing have sufficient immediately available funds to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the Transactions.
          Section 4.6 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of Purchaser, governmental investigation pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates by or before any court or Governmental Entity that (a) questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser or any of its Affiliates pursuant to this Agreement or in connection with the Transactions, or (b) individually or in the aggregate, would reasonably be expected to have a material adverse effect on, or materially delay, the ability of Purchaser to consummate the Transactions.
          Section 4.7 Brokers or Finders. Neither Purchaser nor any of its subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except JPMorgan Chase & Co., whose fees and expenses will be paid by Purchaser.

ARTICLE V
COVENANTS
          Section 5.1 Interim Operations of the Companies. Except as expressly provided in this Agreement, as set forth in Section 5.1 of the Disclosure Schedule, actions required to be taken in connection with the Reorganization or as may be consented to in writing by Purchaser (except with respect to Section 5.1(c)(i), Section 5.1(c)(ii), Sections 5.1(c)(iii)(B), (C) and (D), Section 5.1(c)(vi) and Section 5.1(c)(x), such consent not to be unreasonably withheld, conditioned or delayed), from and after the date hereof through the Closing:
               (a) the Business shall be conducted in the Ordinary Course of Business;
               (b) Seller shall use commercially reasonable efforts to procure that, with respect to the Business, from and after the date hereof through the Closing:
                    (i) the services of the Business Employees are generally kept available to the Companies and the Subsidiaries; and
                    (ii) relationships with customers and suppliers of the Business are generally preserved;
               (c) Seller shall ensure that from and after the date hereof through the Closing:
                    (i) all bonus payments for Business Employees accrued with respect to or to be paid to the directors, officers and employees of the Companies and the Subsidiaries through the time immediately prior to the Closing are fully accrued on the books and records of the Companies and the Subsidiaries, or paid in full;
                    (ii) (A) no Company or Subsidiary shall (1) amend its charter or by-laws or similar organizational documents, (2) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (3) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (4) split, combine, subdivide or reclassify any shares of any class or series of its stock, or (5) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares and (B) none of any Company, any Subsidiary or any Other Seller Reorganization Entity shall sell, transfer, assign, lease, mortgage or otherwise dispose of any assets used or held for use primarily in the conduct of the Business, except for (1) sales of

Inventory in the Ordinary Course of Business and (2) sales, transfers, assignments, leases, mortgages or other dispositions of assets in an aggregate amount of $250,000.
                    (iii) no Company or Subsidiary shall, except pursuant to a Commitment referenced in Section 3.16(a)(vii) of the Disclosure Schedule, (A) assume, guarantee or endorse the obligations of any other Person, (B) pledge or otherwise encumber capital stock of a Company or Subsidiary, (C) make any loans, advances or capital contributions to, or investments in, any other Person other than in the Ordinary Course of Business, or (D) mortgage or pledge any of the assets, tangible or intangible, of the Business or create any Encumbrance thereupon other than Permitted Liens;
                    (iv) no Company or Subsidiary shall (1) make any material increase in the compensation of any Business Employees, or any director, officer or independent contractor of the Business payable or to become payable to any such employees, directors, officers or independent contractors (other than normal increases in the Ordinary Course of Business or pursuant to plans, programs or any Commitment existing on the date hereof), (2) pay or agree to pay any material pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan or program or any Commitment listed in the Disclosure Schedule to any Business Employee or director, officer or independent contractor of the Business (other than with respect to the ordinary commencement of participation in such plans, agreements or arrangements by newly hired employees), (3) commit any Company or Subsidiary (other than pursuant to any already existing requirement in any collective bargaining agreement or Commitment listed in the Disclosure Schedule) to any additional material pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance, retirement or other employee benefit plan, agreement or arrangement, or to any consulting or employment agreement (other than consulting or employment agreements not required to be disclosed under Section 3.16(a)(ii)), retention with or for the benefit of any Business Employee or director, officer, or independent contractor of the Business (other than with respect to the ordinary commencement of participation in such plans, agreements or arrangements by newly hired employees), (4) except as required by applicable Law, materially amend in any respect any such plan, agreement or arrangement or (5) assume, enter into, materially amend or alter or terminate any labor or collective bargaining agreement covering any Business Employee to which any Company or Subsidiary is a party;
                    (v) no Company or Subsidiary shall voluntarily permit any insurance policy relating to the Business naming any Company or Subsidiary as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse prior to the

Closing Date, except policies providing coverage for Losses which are replaced without material diminution of or gaps in coverage;
                    (vi) no Company or Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company or Subsidiary;
                    (vii) neither the Company nor any Subsidiary shall, with respect to the Business (i) accelerate the delivery or sale of products, (ii) offer discounts on sale of products or (iii) accelerate collection of receivables of the type to be included in the Estimated Closing Adjustment, in each case, except in the Ordinary Course of Business;
                    (viii) no Company or Subsidiary shall (i) waive any right of substantial value of the Business owned by it or cancel any material debt or claim relating to the Business owned by it, or (ii) settle any claims, actions, arbitrations, disputes or other proceedings (A) that would result in any Company or Subsidiary being enjoined in any material respect or (B) relating to the Business that would result in any Company or Subsidiary being obligated to pay an amount which, in the aggregate, is in excess of $250,000;
                    (ix) no Company or Subsidiary shall sell, assign, transfer, license, convey or permit to lapse any right to any of the Intellectual Property set forth in Section 3.23(a) of the Disclosure Schedule, or otherwise dispose of any trade secret, process or know-how not heretofore a matter of public knowledge, except pursuant to judicial Order or process or in the Ordinary Course of Business;
                    (x) no Company or Subsidiary shall (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (ii) otherwise acquire any assets for the Business other than in the Ordinary Course of Business, except in the case of this clause (ii) only, (A) an acquisition of Inventory, (B) an acquisition of cash or cash-equivalents, (C) an acquisition of assets consistent with the 2005 capital budget, as amended to the date hereof and (D) any other acquisition that would not exceed $250,000 per transaction or $1,000,000 in the aggregate;
                    (xi) no Company or Subsidiary shall enter into a new Commitment or modify, amend, renew or terminate any Commitment to which it is a party, in any such case which Commitment, modification, amendment or renewal relates to the Business, except in the Ordinary Course of Business; provided, however, that such new Commitment, or such modification, amendment or renewal shall not in any event (i) (A) run or extend for a period of longer than twenty-four (24) months beyond the Closing Date unless not material to the Business, or (B) provide for minimum aggregate future payments by a Company or Subsidiary or provide for the receipt by a Company or Subsidiary of minimum aggregate future amounts, in excess of $2,000,000, which, with respect to each of clauses (A) and (B), is not terminable by such Company or Subsidiary on notice of not more than ninety (90) days without material payment or penalty; (ii) include any non-compete covenant or similar restriction applicable to any Company or Subsidiary; or (iii) include any requirements obligations or exclusive supply or distribution arrangements binding on or applicable to any Affiliate of any Company or Subsidiary;
                    (xii) no Company or Subsidiary shall hire any officer, director or employee who will be an employee of the Business, except non-management level employees hired in the Ordinary Course of Business;
                    (xiii) the DYMO global operating division of Parent shall incur advertising and promotion expenses of no less than an amount equal to $2.5 million per month multiplied by the number of completed months between July 1, 2005 and the Closing Date. For purposes of this subsection (xiii), the month of July shall be deemed to constitute a completed month and, in the event the Closing occurs on December 30, 2005, the month of December shall be deemed to constitute a completed month. Prior to the Closing, Purchaser may request that the DYMO global operating division of Parent expend up to an additional $2 million (the “A/P Requested Amount”) with respect to one or more particular advertising or promotional events. Seller shall be entitled to reject such request if Seller determines, in its sole reasonable judgment, that expending such money would not be in the commercial interests of the DYMO global operating division. Notwithstanding the foregoing, Seller shall not be required to expend the A/P Requested Amount to the extent such expenditure would cause in aggregate advertising and promotion expenses for the DYMO global operating division to exceed an amount equal to $3 million per month multiplied by the number of completed months since July 1, 2005 (and including the month of July) (unless Purchaser shall have provided monies to Seller to cover such excess). For purposes of determining the amount of advertising and promotion expenses incurred in accordance with this Section 5.1(c)(xiii), Euros shall be converted to U.S. dollars at a rate of 1.286;
                    (xiv) no Company or Subsidiary shall (i) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or settle any Tax claim or assessment, or (ii) file any Tax Return in jurisdictions where Tax Returns with respect to the Business have not been filed in the five (5) years prior to the date hereof; and

                    (xv) no Company or Subsidiary shall authorize or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.
          For purposes of this Section 5.1, either the Chief Financial Officer or the General Counsel of Seller or the President, Senior Vice President-Business Development or Vice President-Finance of the DYMO global operating division may request Purchaser’s consent for any action prohibited by the terms of this Section 5.1 by E-mail request sent to those persons listed on Exhibit 5.1, and any affirmative response thereto by E-mail response from either of such persons shall be binding upon Purchaser.
          Notwithstanding any of the foregoing nothing in this Agreement shall prohibit any Company or Subsidiary, after the date hereof and prior to the Closing Date, from assigning or distributing receivables, other than receivables of the type to be included in the Estimated Closing Adjustment, or cash or cash equivalents to Seller or its Affiliates or to any Company or Subsidiary.
          Section 5.2 Access; Confidentiality.
               (a) Subject to any applicable Law, Seller shall and shall cause the Companies prior to the Closing to (i) give Purchaser and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Business and (ii) cause the officers of Seller and the Companies to furnish Purchaser with such financial and operating data and other information with respect to the Business and properties of the Companies and the Subsidiaries as Purchaser may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time, under the supervision of Seller’s or the Companies’ personnel and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and not to unreasonably interfere with the normal operation of the business of Seller or any Company or Subsidiary.
               (b) The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing; thereafter, the Confidentiality Agreement shall terminate except with respect to breaches thereof that occurred prior to the Closing. The information contained herein, in the Disclosure Schedule or delivered to Purchaser or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as Evaluation Material (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.
               (c) For a period of five (5) years after the Closing Date, Seller will not, and will not permit its Representatives and Affiliates to, directly or indirectly, disclose or use or authorize, license or otherwise permit other Persons to use in any way that is detrimental to Purchaser or any Company or Subsidiary any trade secrets or other information that is confidential, proprietary or otherwise not publicly available, including any confidential data, know-how or information relating to the business practices, products, customers, prospects, suppliers, research and development, ideas, designs, discoveries, inventions, techniques, equipment, marketing, sales, methods, manuals, strategies or financial affairs (collectively, the “Business Confidential Information”) about (i) the Business, or any Company or Subsidiary to the extent relating to the Business, and (ii) Purchaser and its Affiliates obtained in the performance of this Agreement. The obligation of Seller and its Affiliates and Representatives to hold any such information in confidence will be satisfied if each exercises the same degree of care with respect to such information as it would take to preserve the confidentiality of its own similar information. In the event of a breach of the obligations hereunder by Seller, its Affiliates or Representatives, the parties hereto agree that, in addition to all other available remedies, Purchaser will be entitled to injunctive relief to enforce such obligations in any court of competent jurisdiction. Notwithstanding the foregoing, Business Confidential Information will not include such information which: (A) at the time of disclosure is publicly available or becomes publicly available through no act or omission of Seller, its Affiliates or Representatives; (B) is thereafter disclosed or furnished to Seller by a third Person that did not acquire the information under an obligation of confidentiality; or (C) is disclosed by Seller under compulsion of applicable Law. Nothing in this Section 5.2(c) shall limit Seller’s ability to enforce its rights under this Agreement or any other written agreement entered into in connection with this Agreement.
               (d) For a period of five (5) years after the Closing Date, Purchaser will not, and will not permit its Representatives and Affiliates to, directly or indirectly, disclose or use or authorize, license or otherwise permit other Persons to use in any way that is detrimental to Seller or any of its Group Affiliates any trade secrets or other information that is confidential, proprietary or otherwise not publicly available, including any confidential data, know-how or information relating to the business practices, products, customers, prospects, suppliers, research and development, ideas, designs, discoveries, inventions, techniques, equipment, marketing, sales, methods, manuals, strategies or financial affairs (collectively, the “Esselte Confidential Information”) about (i) the Seller or any Group Affiliate to the extent relating to the Retained Business, and (ii) Seller and its Affiliates obtained in the performance of this Agreement. The obligation of Purchaser and its Affiliates and Representatives to hold any such information in confidence will be satisfied if each exercises the same degree of care with respect to such information as it would take to preserve the confidentiality of its own similar information. In the event of a breach of the obligations hereunder by Purchaser, its Affiliates or Representatives, the parties hereto agree that, in addition to all other available remedies, Seller will be entitled to injunctive relief to enforce such obligations in any court of competent jurisdiction. Notwithstanding the foregoing, Esselte Confidential Information will not include such information which: (A) at the time of disclosure is publicly available or becomes publicly available through no act or omission of Purchaser, its Affiliates or Representatives; (B) is thereafter disclosed or furnished to Purchaser by a third Person that did not acquire the information under an obligation of confidentiality; (C) is disclosed by Purchaser under compulsion of applicable Law; or (D) information which was independently known, developed or possessed by Purchaser or its Affiliates on a non-confidential basis prior to being furnished to Purchaser or any of its Affiliates or Representatives by Seller or its

Affiliates. Nothing in this Section 5.2(d) shall limit Purchaser’s ability to enforce its rights under this Agreement or any other written agreement entered into in connection with this Agreement.
          Section 5.3 Efforts and Actions to Cause Closing to Occur; Further Assurances.
               (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing and the other Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. Neither Purchaser nor Seller shall take, or agree to or commit to take, or permit their respective Affiliates or any Company or Subsidiary to take any action that would result in any of the conditions to the Closing set forth in Article VI not being satisfied or that would materially impair the ability of such party to consummate the Closing in accordance with the terms hereof or materially delay such consummation. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require Seller or any Company or Subsidiary to pay any consideration to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waiver is requested.
               (b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other party (or its respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other party with copies of any written communication received and inform the other party of any oral communications by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or any Affiliate thereof, or any Company or Subsidiary receives a request for information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party hereto, an appropriate response in compliance with such request.
               (c) Prior to the Closing, Seller shall take, or cause to be taken, all actions, and to do or cause to be done all actions necessary so that the Reorganization shall have been completed on or prior to the third (3rd) business day prior to December 30, 2005.

               (d) In addition to and without limiting the agreements of the parties contained above, each of Purchaser and Seller shall:
                    (i) take all actions reasonably necessary to make the filings required of them or any of their Affiliates under the Antitrust Laws as promptly as practicable after the date hereof;
                    (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Purchaser, Seller, any Company or any of their Affiliates from any Governmental Entity in connection with the Antitrust Laws;
                    (iii) promptly supply the other party with any information which may be required in order to effectuate any filings required of such other party or any of its Affiliates under the Antitrust Laws;
                    (iv) cooperate with each other in connection with any filing or submission under the Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by any Governmental Entity;
                    (v) use their best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law;
                    (vi) advise the other parties promptly of any material communication received by such party from any Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Governmental Entity in connection with the Transactions; and
                    (vii) cooperate with each other to minimize the effect of any applicable value added tax or other similar general consumption tax with respect to the transfer of the Outside Inventory.
               (e) Section 5.3(b) and Sections 5.3(d)(i)-(vi) shall not apply to any matter relating to Taxes.
               (f) Seller and Purchaser shall file notifications under the HSR Act within ten (10) days hereof. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, Seller and Purchaser shall each request early termination of the HSR Act waiting period.
               (g) Seller shall provide to Purchaser in writing no later than thirty (30) days prior to the Closing a list of the Outside Inventory Sellers, and Purchaser shall provide to Seller in writing no later than twenty (20) days prior to Closing a list of the Designated Purchaser Affiliates.

               (h) Purchaser and Seller agree to execute and deliver all such other instruments and take all such other action as either party may reasonably request from time to time, before or after the Closing and without payment of further consideration, in order to effectuate the Transactions. Purchaser and Seller agree to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.
          Section 5.4 Taxes.
               (a) Tax Return Filings.
                    (i) Seller shall timely prepare and file (or cause such preparation and filing) in accordance with applicable Law and in a manner consistent with past practice all Tax Returns with respect to the Companies and the Subsidiaries for Tax periods ending on or before the Closing Date (the “Seller Returns”) and will pay (or cause to be paid) all Taxes due with respect to Seller Returns. Seller shall provide, or cause to be provided, to Purchaser substantially final copies of any Seller Returns that must be signed by an officer of Purchaser, the Companies or the Subsidiaries that are due after the Closing Date, including all reasonably necessary workpapers supporting such Seller Returns, within thirty (30) days of the date such Seller Return is due. In the event Purchaser reasonably believes such Seller Return is in violation of applicable Law, Purchaser and Seller will attempt to resolve their disagreement. If Purchaser and Seller are unable to resolve their disagreement, the dispute shall be resolved pursuant to Section 5.4(k) within ten (10) days of submission to the Arbitrator.
                    (ii) Purchaser shall timely prepare and file (or cause such preparation and filing) in accordance with applicable Law all Tax Returns with respect to the Companies and the Subsidiaries for Tax periods ending after the Closing Date that include the Closing Date (the “Straddle Period” and the “Straddle Period Returns”). Purchaser shall provide, or cause to be provided, to Seller substantially final copies of any Straddle Period Returns, including all reasonably necessary work papers, at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Pre-Closing Taxes (as defined below). Seller shall be deemed to agree with the Straddle Period Return and Straddle Statement, unless Seller notifies Purchaser as described in the following sentence. If, within ten (10) days of the receipt of the Straddle Period Return and Straddle Statement, Seller notifies Purchaser that it disputes the manner of preparation of the Straddle Period Return or the amount set forth on the Straddle Statement, and provides Purchaser Seller’s proposed form of Straddle Period Return, a statement setting forth and calculating in reasonable detail the Pre-Closing Taxes, and an explanation of the reasons for its adjustment, then Purchaser and Seller shall attempt to resolve their disagreement within the ten (10) days following Seller’s notification to Purchaser of such disagreement. If Purchaser and Seller are unable to resolve their disagreement, the dispute shall be resolved pursuant to Section 5.4(k) within ten (10) days of submission to the Arbitrator. Seller shall pay to Purchaser (or Purchaser shall pay to Seller if the Pre-Closing Taxes is a negative amount) an amount equal to the Pre-Closing Taxes, whether such amount is determined by agreement between Seller and Purchaser or by the Arbitrator, not later than two (2) business days before the due date (including any extensions thereof) for payment of Taxes with respect to the relevant Straddle Period Return. Purchaser shall promptly provide to Seller copies of any filed Straddle Period Returns.
                    (iii) For purposes of this Agreement, in the case of any Taxes with respect to the Companies or the Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes “Pre-Closing Taxes” shall be the excess of (A) (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), the amount that would be payable if the Tax period ended at the close of business on the Closing Date and (ii) in the case of Taxes (other than those described in clause (i)) imposed on a periodic basis with respect to the business or assets of the Companies or the Subsidiaries, the amount of Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period reduced by (B) any prepayment or advances of Taxes or any payments of estimated Taxes with respect to the Straddle Period paid prior to the Closing Date. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.4(a)(iii) shall be computed by reference to the level of such items at the close of business on the Closing Date. The parties hereto will, to the extent permitted by Law, elect with the relevant Taxing Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date. For purposes of this Agreement, “Post-Closing Taxes” shall include any Taxes of the Companies or the Subsidiaries that are payable with respect to a Straddle Period, except for the portion of any such Taxes that constitutes Pre-Closing Taxes (and for the avoidance of doubt, Post-Closing Taxes shall not include any Tax on any gain resulting from the sale of the Shares hereunder, except as provided in Section 5.4(i)).
          (b) Indemnity for Taxes.
                    (i) Seller agrees to indemnify, defend and hold harmless Purchaser (and its directors, officers, employees, Affiliates, successor and permitted assigns) from and against and in respect of all Losses arising out of (A) Taxes of the Companies or the Subsidiaries with respect to Tax periods ending on or before the Closing Date, (B) Pre-Closing Taxes with respect to any Straddle Period, (C) Taxes for any Straddle Period that are attributable to the assets and operations of Seller or any of its Affiliates (other than the Companies and the Subsidiaries) that are imposed on the Companies or the Subsidiaries because of joint and several liability under relevant Tax Law (including Treas. Reg. § 1.1502-6 or any analogous provision of state, local or foreign Law) and (D) Losses arising out of or otherwise in respect of any inaccuracy in or breach of the representations and warranties in Section 3.22. This indemnity includes any and all Taxes, including Transfer Taxes, arising from or created because of, the Reorganization.
                    (ii) Purchaser agrees to indemnify, defend and hold harmless Seller (and its directors, officers, employees, Affiliates, successor and permitted assigns) from and against and in respect of all Losses arising out of (A) Taxes of the Companies and the Subsidiaries with respect to all Tax periods beginning after the Closing Date, and (B) Post-Closing Taxes with respect to any Straddle Period, (C) Taxes for any Straddle Period that are attributable to the assets and operations of Purchaser and its Affiliates (other than the Companies and the Subsidiaries) that are imposed on the Seller or its Affiliates because of joint and several liability under relevant Tax Law (including Treas. Reg. § 1.1502-6 or any analogous provision of state, local or foreign Law) and (D) Transfer Taxes for which Purchaser is responsible pursuant to Section 5.4(i).
               (c) Treatment of Indemnification Payments. Purchaser and Seller agree to treat (and cause their Affiliates to treat) any payments received pursuant to Section 5.15, Section 5.4(b) or Section 8.2 as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by Law.
               (d) Contests.
                    (i) After the Closing Date, Purchaser and Seller each shall notify the other party in writing within ten (10) days of the commencement of any Audit affecting the Taxes of or with respect to the Companies or the Subsidiaries that, if determined adversely to the taxpayer (the “Tax Indemnified Party”) or after the lapse of time would be grounds for indemnification under Section 5.4(b) by the other party (the “Tax

Indemnifying Party” and a “Tax Claim”). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability. Failure to give such notification shall not affect the indemnification provided in Section 5.4(b), except to the extent the Tax Indemnifying Party shall have been prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice). Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten (10) days after the Tax Indemnified Party’s receipt thereof, copies of all relevant notices and documents (including court papers) received by the Tax Indemnified Party.
                    (ii) In the case of a Tax Claim relating to any Tax period ending on or before the Closing Date, Seller shall have the right, at its expense, to control the conduct of such Tax Claim; provided, however, that (A) Seller shall keep Purchaser fully informed with respect to the status of such Tax Claim and consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such Tax Claim, (B) Seller shall not agree or consent to any item or matter with respect to any such Tax Claim that could reasonably be expected to adversely impact, or increase the Tax liability of, Purchaser, the Company or any Subsidiary after the Closing Date, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, and (C) if Seller does not exercise its right to control the conduct of such Tax Claim pursuant to this Section 5.4(d)(ii) in a reasonable and timely manner, then Purchaser may control the conduct of such Tax Claim.
                    (iii) In the case of a Tax Claim relating to any Straddle Period, Purchaser shall have the right, at its expense, to control the conduct of such Tax Claim; provided, that (A) Purchaser shall keep Seller fully informed with respect to the status of such Tax Claim and consult with Seller upon Seller’s reasonable request for such consultation from time to time with respect to such Tax Claim and (B) if such Tax Claim could result in an increase in Tax liability for which Seller would be liable, Seller may, at its expense, jointly participate with Purchaser in the conduct of such Tax Claim, and (C) if Purchaser does not exercise its right to control the conduct of a Tax Claim pursuant to this Section 5.4(d)(iii), then Seller may control the conduct of such Tax Claim.
                    (iv) For the avoidance of doubt, the contest procedures related to any Tax Claim (other than any contest procedures governed by Section 5.15, which shall be governed by Section 5.15) shall be governed by this Section 5.4 and not Section 8.2(a), Section 8.2(b) or Section 8.3.

               (e) Refunds.
                    (i) If Purchaser, the Companies, or the Subsidiaries, or any of their respective Affiliates receive or become entitled to any Tax refund, credit, or other reimbursement with respect to Taxes of the Companies or the Subsidiaries (including any interest in respect thereof) that relate to any Tax period, or portion thereof, ending on or before the Closing Date, Purchaser shall promptly pay over such refund, credit, or other reimbursement to Seller. For the avoidance of doubt, any Tax deduction, Tax credit or other Tax attribute arising or generated in a Tax period (or portion thereof) ending on or before the Closing Date that creates a Tax benefit recognized or taken into account only in a Tax period (or portion thereof) beginning after the Closing Date shall not be subject to refund to Seller.
                    (ii) If Seller or any of its Affiliates receive or become entitled to any Tax refund, credit, or other reimbursement with respect to Taxes of the Companies or the Subsidiaries (including any interest in respect thereof) that relate to any Tax period, or portion thereof, beginning after the Closing Date, Seller shall promptly pay over such refund, credit, or other reimbursement to Purchaser.
               (f) Certain Post Closing Actions.
                    (i) Seller may amend any Tax Return of the Companies or the Subsidiaries that relates to any Tax Period, or portion thereof, ending on or before the Closing Date; provided, that Purchaser shall have the right to review any amended Tax Return, including all reasonably necessary workpapers supporting such amended Tax Return; provided, further, that (i) if an officer of the Purchaser, the Companies or the Subsidiaries is required to sign such amended Tax Return, then the procedures for the review of such Tax Returns by the Purchaser provided for in Section 5.4(a) shall be followed, mutatis mutandis, and (ii) if any such amendment increases the Tax liability of Purchaser, the Companies or the Subsidiaries for any Tax period or portion thereof beginning after the Closing Date, including any and all timing differences, Seller shall indemnify Purchaser, the Companies or the Subsidiaries, as the case may be, from any such increased Tax liability. In the event Purchaser disagrees with Seller’s calculation of any such increased Tax liability, as provided in clause (ii) of the preceding sentence, Purchaser and Seller will attempt to resolve their disagreement. If Purchaser and Seller are unable to resolve their disagreement, the dispute shall be resolved pursuant to Section 5.4(k) within twenty (20) days of submission to the Arbitrator.
                    (ii) Purchaser, the Companies and the Subsidiaries shall, at the written request of Seller, make any election or filing with respect to Taxes that, in the reasonable determination of Seller, would be reasonably expected to decrease any Tax liability of Seller, the Companies, the Subsidiaries or any of their respective Affiliates for any Tax period, or portion thereof, ending on or before the Closing Date provided that the election or filing could not reasonably be expected to increase the Tax liability of Purchaser, any of its Affiliates, the Companies or the Subsidiaries for any Post-Closing Taxes, including any timing differences.
                    (iii) Without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Purchaser, the Companies and the Subsidiaries shall not take any action after the Closing that would be reasonably expected to increase Seller’s liability for Taxes. Notwithstanding the previous sentence, Purchaser shall not make an election under Section 338(g) of the Code (or any analogous provision of state, local, or foreign Law) with respect to Holdings or the Subsidiaries.
               (g) Cooperation.
                    (i) Purchaser, Seller, and their respective Affiliates shall cooperate fully, to the extent reasonably requested by any party, in connection with the filing of Tax Returns, any Tax Claim, and any other item contemplated by this Section 5.4. Such cooperation shall include the execution of any document that may be necessary or reasonably helpful, the provision of records and information that are reasonably relevant, and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
                    (ii) Without limiting the foregoing, within one hundred fifty (150) days after the Closing Date, or sooner if reasonably requested by Seller, Purchaser shall cause the Companies to prepare and provide to Seller Tax information materials, including schedules and work papers required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it. The Companies shall prepare such Tax information materials in good faith in a manner consistent with Seller’s past practice.
               (h) Tax Record Retention. For a period of seven (7) years after the Closing Date, Seller and its representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of the Companies and Subsidiaries to the extent that such books and records relate to Tax periods ending on or before the Closing Date or Pre-Closing Taxes with respect to any Straddle Period and Purchaser and its representatives shall have reasonable access to Seller’s books and records to the extent such books and records relate to or affect Tax periods of the Companies and Subsidiaries ending on or after the Closing Date or Post-Closing Taxes with respect to any Straddle Period or are necessary to defend any Tax Claim controlled by Purchaser pursuant to Section 5.4(d)(ii). Such access shall be afforded by the applicable party upon receipt of reasonable advance notice and during normal business hours. If a party shall desire to dispose of any such books and records prior to the expiration of such seven (7) year period, such party shall, prior to such disposition, give such other party a reasonable opportunity, at such other party’s expense, to segregate and remove such books and records as such other party may select. Within sixty (60) days after the Closing Date, Seller shall make available complete copies of all originally filed Tax Returns for each Company and each Subsidiary to the extent presently held by Seller, the Companies or the Subsidiaries or their advisors.
               (i) Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, registration, recording and similar Taxes (collectively, “Transfer Taxes”) incurred as a result of the purchase of the Shares by Purchaser shall be borne by Purchaser. Purchaser shall accurately file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely pay all such Transfer Taxes. If required by Law, Seller will execute any such Tax Return. Purchaser and Seller shall cooperate with each other in attempting to minimize Transfer Taxes, if any. Purchaser shall provide to Seller copies of any Tax Returns with respect to Transfer Taxes no later than ten (10) days after the due dates of such Tax Returns.
               (j) Termination of Tax Sharing Agreements. On or prior to the Closing Date, the Companies and the Subsidiaries shall terminate any and all liabilities, obligations, and rights with respect to any Tax sharing agreements to which it is a party (other than those imposed by Law), and all obligations thereunder with respect to the Companies and the Subsidiaries shall be settled, and no additional payments shall be made under any provisions thereof after the Closing Date.
               (k) Dispute Resolution. Except with respect to the matters provided for in Section 5.15 (which shall be governed by Section 5.15), any dispute, controversy, or claim between Purchaser and Seller arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Purchaser and Seller shall be submitted to the Arbitrator for resolution. The Arbitrator shall control the proceedings related to the dispute resolution and may request such evidence and information as it deems necessary. The resolution reached by the Arbitrator shall be binding on Purchaser, Seller and their respective Affiliates. The expenses of the Arbitrator shall be borne equally by Purchaser on the one hand and the Seller on the other hand.
          Section 5.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Seller. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article VII, neither Seller, the Companies, the Subsidiaries, Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without prior consultation with the other party, except as may be required by Law or by any listing agreement with a securities exchange or trading market.

          Section 5.6 Employees; Employee Benefits.
               (a) Section 5.6(a) of the Disclosure Schedule sets forth a complete and correct list identifying each Business Employee as of the date hereof. Seller agrees to update Section 5.6(a) of the Disclosure Schedule ten (10) days prior to the Closing Date to include new hires and terminations. Seller shall transfer the employment of each Transferred Employee to Seller or a Group Affiliate prior to the Closing Date.
               (b) From the Closing Date until the first anniversary of the Closing Date, Purchaser shall cause each Company and Subsidiary to provide such Company’s or Subsidiary’s Business Employees with salaries, incentive opportunities and benefit plans, programs and arrangements no less favorable in the aggregate than either those currently provided as of the date hereof by Seller, its Group Affiliates, the Companies and the Subsidiaries or those provided as of the date hereof by Purchaser to its similarly situated employees, except as otherwise required by applicable Law.
               (c) If any Business Employee becomes a participant in any employee benefit plan, practice or policy of Purchaser or any of its Affiliates, excluding any non-qualified or non-statutory retirement or deferred compensation plan, such Business Employee shall be given credit under such plan for all service prior to the Closing Date with Seller and its ERISA Affiliates or any predecessor employer (to the extent such credit was given by Seller, a Company, a Subsidiary or any predecessor employer), and all service with the Companies, any Subsidiary or Purchaser following the Closing Date but prior to the time such employee becomes such a participant, for purposes of determining eligibility and vesting but not for purposes of benefit accruals, unless required by Law. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable Purchaser employee benefit plan.
               (d) If any Business Employee is discharged by Purchaser, any Company or Subsidiary or their Affiliates after the Closing, Purchaser shall be responsible for any and all severance costs for such Business Employee, including payments owing under those agreements, plans or arrangements listed in the Disclosure Schedule. Purchaser shall be responsible and assume all liability for all notices or payments due to any Business Employees, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable foreign, federal, state or local Law, with respect to the employment, discharge or layoff of Business Employees by any Company or Subsidiary after the Closing.
               (e) (i) Except with respect to the Plans identified on Section 5.6(e)(i) of the Disclosure Schedule, prior to the Closing Seller shall cause sponsorship of each Plan which covers employees in the United States (each a “U.S.

Plan”), including, if applicable, the trust holding the assets of such Plan, to be transferred to an ERISA Affiliate other than a Company or Subsidiary and shall cause the Business Employees to cease active participation in such U.S. Plans effective as of the Closing. For purposes of Section 8.2, the U.S. Plans (other than the Plan identified on Section 5.6(e)(i) of the Disclosure Schedule) shall be deemed to be part of the Retained Business.
                    (ii) As soon as practicable following the date hereof, Seller shall use commercially reasonable efforts to (A) cause prior to the Closing Fortis AG, the financial institution administering the Sint-Niklaas Pension Plan, to apportion, using reasonable assumptions agreed upon by Seller and Purchaser, such Plan’s assets and liabilities between those attributable to the group of Business Employees who participate in such Plan and those attributable to the group of Transferred Employees who participate in such Plan, (B) cause prior to the Closing the portion of such Plan’s assets and liabilities attributable to the Transferred Employees to be transferred from such Plan into a new defined benefit pension plan established by Seller or an Affiliate of Seller, and (C) cause prior to the Closing the Transferred Employees to cease participation in such Plan. For purposes of Section 8.2(b), the newly established plan shall be deemed to be part of the Retained Business.
                    (iii) As soon as practicable following the date hereof, Seller shall use commercially reasonable efforts to (A) cause prior to the Closing the Companies and the Subsidiaries to transfer the accounts of Transferred Employees held under any defined contribution pension Plans (other than U.S. Plans) to separate plans established by Seller or an Affiliate of Seller, and (B) cause prior to the Closing the Transferred Employees to cease participation in the Plans retained by the Company or Subsidiaries. For purposes of Section 8.2(b), the newly established plans shall be deemed to be part of the Retained Business.
                    (iv) Effective as of the Closing, and with respect to non-U.S. Plans, (A) Seller shall assume all such Plans that are individual employment, consulting, change in control or similar type agreements covering Transferred Employees, and (B) Seller shall cause the Transferred Employees to cease active participation in such other Plan. For purposes of Section 8.2(b), the Plans described in the foregoing clause (A) and any plans established or maintained by Seller or an Affiliate of Seller to provide similar benefits to the Transferred Employees as those described in the foregoing clause (B) shall be deemed to be part of the Retained Business.
               (f) Notwithstanding anything to the contrary set forth in Section 5.16(c), Seller agrees that Purchaser, for a period beginning on the date hereof and ending on the thirtieth (30th) day after the Closing, may, at its sole option, offer post-Closing employment with Purchaser or any Company or Subsidiary to any or all of the employees of Seller or any of its Affiliates, the Companies or the Subsidiaries set forth on

Section 5.6(f) of the Disclosure Schedule and may thereafter employ any such individual who accepts such offer of employment.
          Section 5.7 Transition Services. Except as agreed to in writing by Seller and Purchaser in the Transition Services Agreement or as specifically provided in this Agreement, all data processing, accounting, insurance (except as provided in Section 5.25), banking, personnel, legal, communications and other products and services provided to the Companies and the Subsidiaries by Seller or any Group Affiliate, including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by Seller to the Companies from and after the Closing that have been requested by Purchaser shall be for the convenience, and at the expense, of Purchaser only and shall be furnished without any liability on the part of Seller with respect thereto.
          Section 5.8 Intercompany Arrangements. On or prior to the Closing Date, all intercompany accounts between any Company or Subsidiary, on the one hand, and Seller and its Affiliates, on the other hand, shall be either repaid or cancelled. In addition, except as otherwise expressly contemplated by this Agreement or as provided in the Transition Services Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between any Company or Subsidiary, on the one hand, and Seller and its Affiliates, on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto. In addition, (i) Seller agrees, on behalf of Seller and the Group Affiliates, that, effective from and after the Closing and without any further action, no Company or Subsidiary has any liability to, obligation in favor of, or claim against, Seller or any Group Affiliate, and (ii) Purchaser agrees that, effective from and after the Closing and without any further action, neither Seller nor any Group Affiliate has any liability to, or obligation in favor of, or claim against, any Company or any Subsidiary; except, in each case, with respect to liabilities, claims or obligations arising out of any such Person’s obligations under this Agreement or the Transition Services Agreement or any other written agreement entered into in connection with this Agreement.
          Section 5.9 Treatment of Guaranties; Release under Credit Agreement and Indenture.
               (a) Purchaser and Seller shall seek to have released and cancelled at the Closing each Seller Guaranty; provided, however, that to the extent that any Seller Guaranty cannot be so released and cancelled, Purchaser shall use its reasonable efforts to cause itself or one of its Affiliates to be substituted for Seller and each of Seller’s Affiliates directly affected thereby in respect of such Seller Guaranty (or if not possible, added as the primary obligor with respect thereto). If Purchaser is not able to either release and cancel such Seller Guaranty or cause itself or one of its Affiliates to be so substituted in all respects in respect of such Seller Guaranty, then Purchaser shall indemnify, defend and hold harmless Seller and each such Affiliate of Seller with respect to all liabilities or expenses that might arise or be incurred by Seller or such Affiliate of Seller with respect to any such Seller Guaranty to the extent of any liability of the Business arising after the Closing for which Seller has no indemnification obligations to Purchaser hereunder.
               (b) Purchaser and Seller shall seek to have released and cancelled at the Closing each Company Guaranty; provided, however, that to the extent that any Company Guaranty cannot be so released and cancelled, Seller shall use its reasonable efforts to cause itself or one of its Group Affiliates to be substituted for the applicable Company or Subsidiary and each Affiliate of a Company or Subsidiary directly affected thereby in respect of such Company Guaranty (or if not possible, added as the primary obligor with respect thereto). If Seller is not able to either release and cancel such Company Guaranty or cause itself or one of its Group Affiliates to be so substituted in all respects in respect of such Company Guaranty, then Seller shall indemnify, defend and hold harmless Purchaser and each such Affiliate of Purchaser with respect to all liabilities or expenses that might arise or be incurred by Purchaser or such Affiliate of Purchaser with respect to any such Company Guaranty.
               (c) Seller shall have discharged at the Closing each Indenture Guaranty, and shall deliver to Purchaser at the Closing the acknowledgement referenced in Section 2.2(i).
               (d) Seller shall have the Companies and the Subsidiaries removed (by an amendment or similar agreement) and released as parties, borrowers and guarantors from their obligations under the Credit Agreement, and shall deliver to Purchaser at the Closing the acknowledgement referenced in Section 2.2(h).
               (e) Seller shall cause the Companies and Subsidiaries to be removed and released (by repayment or by amendment, release or similar agreement) from their obligations under the IRBs.
          Section 5.10 Assignment of Contracts. Purchaser and Seller shall seek to have Seller or a Group Affiliate substituted for the Companies and the Subsidiaries in all contracts pertaining to the Retained Business in which any Company or Subsidiary is a party.
          Section 5.11 No Breaches. Each of the parties hereto shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence or impending or threatened occurrence of, any fact or event which would cause or constitute a Material Adverse Effect or a material breach of any of such party’s material representations and warranties in this Agreement as of the Closing Date, give notice thereof to the other party hereto.
          Section 5.12 Maintenance of Books and Records.
               (a) Purchaser shall, and shall cause the Companies and the Subsidiaries to, preserve, until at least the third (3rd) anniversary of the Closing Date, all pre-Closing Date records possessed by Purchaser or the Companies relating to the Business, the Companies or the Subsidiaries consistent with reasonable record retention policies. After the Closing Date and up until at least the third (3rd) anniversary of the Closing Date, upon any reasonable request from Seller or its representatives, Purchaser shall, and shall cause the Companies to (i) provide to Seller or its representatives reasonable access to such records during normal business hours and (ii) permit Seller or its representatives to make copies of such records, in each case at no cost to Seller or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, litigation, federal securities disclosure or other similar needs of Seller. Notwithstanding the foregoing, any and all such records may be destroyed by Purchaser or the Companies at any time if such party sends to Seller written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the thirtieth (30th) day following such notice unless Seller notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to Seller, and Seller shall pay all reasonable expenses of the destroying party in connection therewith. This Section 5.12(a) shall not be construed to limit Section 5.4(h).
               (b) Seller shall, and shall cause its Group Affiliates to, preserve, until at least the third (3rd) anniversary of the Closing Date, all pre-Closing Date records possessed by Seller and its Group Affiliates relating to the Business, the Companies or the Subsidiaries consistent with reasonable record retention policies. After the Closing Date and up until at least the third (3rd) anniversary of the Closing Date, upon any reasonable request from Purchaser or its representatives, Seller shall (i) provide to Purchaser or its representatives reasonable access to such records during normal business hours and (ii) permit Purchaser or its representatives to make copies of such records, in each case at no cost to Purchaser or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, litigation, federal securities disclosure or other similar needs of Purchaser. Notwithstanding the foregoing, any and all such records may be destroyed by Seller at any time if Seller sends to Purchaser written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the thirtieth (30th) day following such notice unless Purchaser notifies Seller that Purchaser desires to obtain possession of such records, in which event the Seller shall transfer the records to Purchaser, and Purchaser shall pay all reasonable expenses of Seller in connection therewith. This Section 5.12(b) shall not be construed to limit Section 5.4(h).
          Section 5.13 Trademarks; Tradenames. Notwithstanding any other provision of this Agreement to the contrary, no interest in or right to use any Trademark or any corporate name of Seller or its Affiliates included in the Retained Business (collectively, the “Retained Names and Marks”) is being transferred to Purchaser pursuant to the transactions contemplated hereby and all rights thereto shall remain with Seller and its Affiliates, and, except as expressly provided below, the use by the Purchaser of the Retained Names and Marks shall cease as of the Closing Date. Purchaser will, and will cause each Company and Subsidiary to (a) as promptly as practicable following the Closing Date, but in any event within one hundred twenty (120) days thereafter, cease all uses of the Retained Names and Marks, including use on websites, signs, purchase orders, invoices, sales orders, labels, letterheads, packaging, shipping documents and other items and materials in the possession, custody or control of Purchaser or any Company or Subsidiary, except for any finished goods included in the Inventory, and (b) not put into use after the Closing Date any new use of any of the Retained Names and Marks or any name, mark or logo confusingly similar thereto. Notwithstanding the foregoing, for a period of one hundred (120) days after the Closing Date, Purchaser may continue to use any of the Retained Names and Marks in connection with the Business in the manner such Retained Names and Marks were used on the Closing Date; provided, however, that, to the extent reasonably practicable, any use of any Retained Names and Marks on purchase orders, invoices, sales orders, labels, letterheads, packaging or shipping documents existing on the Closing Date shall be stickered or otherwise marked to clearly indicate that none of Seller or any of its Affiliates are party to such documents. Purchaser agrees that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by Purchaser or any Affiliate thereof of any Retained Names and Marks after the Closing, and Purchaser agrees to indemnify and hold harmless Seller and its Affiliates from any and all Losses that may arise out of the use thereof by Purchaser or any Affiliate thereof.
          Section 5.14 Certain Post-Closing Covenants. To the extent permitted by Law, the Purchaser shall procure that, at the next annual general meeting of the shareholders of DYMO AB, those directors who resigned from the board of directors of DYMO AB at or prior to the Closing Date are discharged from liability, provided that the auditors of DYMO AB do not advise against such discharge.
          Section 5.15 Reorganization.
               (a) No later than three (3) business days prior to December 30, 2005, Seller shall complete the plan of reorganization described on Exhibit A-1 hereto (the “Holdings Proposal”), as amended, changed, modified or supplemented in accordance with Sections 5.15(b)-(l) below.
               (b) Seller may, at any time prior to November 1, 2005, elect once (and no more than once) to change the reorganization plan from the Holdings Proposal to the reorganization plan described on Exhibit A-2 hereto (the “Corporation Proposal”) (without modification to the Corporation Proposal, except in accordance with clauses (c)-(l) below), upon delivery of written notice of such election to Purchaser. If Seller makes such election, then, notwithstanding anything to the contrary contained herein, the amount of the Purchase Price shall be decreased by $12,600,000, subject to further adjustment as described in Sections 5.15(f), (g), and (j) below. The plan of reorganization elected to be completed by Seller pursuant to Sections 5.15(a) and (b) (the “Reorganization Plan”) (i.e., Exhibit A-1 if the Holdings Proposal is elected or Exhibit A-2 if the Corporation Proposal is elected), as amended, modified or supplemented, if applicable, by an Accepted Reorganization Amendment (as defined below) in accordance with this Section 5.15, is referred to herein, together with the transactions described in Section 5.22, as the “Reorganization.”

          (c) Seller may request one or more amendments, modifications or supplements to the Reorganization Plan at any time prior to November 1, 2005 by written notice of such request delivered to Purchaser. Such written notice (the “Proposed Reorganization Amendment”) shall be reasonably detailed, shall include a description of each step proposed to be changed in the Reorganization Plan, the manner in which such change would be effected, the net amount (and each component thereof), if any, of Tax savings or Tax Loss that is reasonably expected to be realized by Seller and its Group Affiliates as a result of such Proposed Reorganization Amendment, and any other information material to the Proposed Reorganization Amendment. Seller may withdraw a Proposed Reorganization Amendment at any time, and from and after such time (i) the parties shall have no further obligations under Sections 5.15(d)-(k) with respect to such Proposed Reorganization Amendment and (ii) any change in the Purchase Price that would have been effected solely as a result of such Proposed Reorganization Amendment shall be revoked; provided that, notwithstanding the foregoing, Seller may not withdraw an Accepted Reorganization Amendment on or after November 1, 2005. Notwithstanding the foregoing, if Seller has elected to change to the Corporation Proposal pursuant to Section 5.15(b) above, Seller may not thereafter request a Proposed Reorganization Amendment that would have the effect of changing the Corporation Proposal to the plan substantially proposed in the Holdings Proposal.
          (d) Purchaser shall have ten (10) business days after receipt of a Proposed Reorganization Amendment to review the Proposed Reorganization Amendment. If, Purchaser reasonably believes that:
               (i) the net amount of Losses (including out-of- pocket costs, Tax Losses, the loss of any current or prospective Tax benefits, and considering any additional current or prospective Tax benefit (all of which shall be determined using their net present value, if appropriate, at a discount rate of 5%)) that Purchaser, its Affiliates, the Companies and the Subsidiaries are reasonably expected to incur or realize as a result of, and from and after the Reorganization after giving effect to the changes proposed in the Proposed Reorganization Amendment would be greater than the net amount of Losses (including out-of- pocket costs, Tax Losses, the loss of any current or prospective Tax benefits, and considering any additional current or prospective Tax benefit (all of which shall be determined using their net present value, if appropriate, at a discount rate of 5%)) that Purchaser, its Affiliates, the Companies and the Subsidiaries are reasonably expected to incur or realize as a result of, and from and after, the Reorganization before giving effect to the Proposed Reorganization Amendment (the amount, if any, of such incremental Losses from such Proposed Reorganization Amendment being referred to herein as the “Incremental Purchaser Loss”); or
               (ii) the net amount of Tax Losses (including the loss of any current or prospective Tax benefits, and considering any additional current or prospective Tax benefit (all of which shall be determined using their net present value, if appropriate, at a discount rate of 5%)) that Seller and its Group Affiliates (excluding the Companies and the Subsidiaries for periods after the Closing Date) are reasonably expected to incur or realize as a result of, and from and after, the Reorganization after giving effect to the changes proposed in the Proposed Reorganization Amendment (together with all Accepted Reorganization Amendments (as defined below)) exceeds the net amount of Tax Losses (including the loss of any current or prospective Tax benefits, and considering any additional current or prospective Tax benefit (all of which shall be determined using their net present value, if appropriate, at a discount rate of 5%)) that Seller and its Group Affiliates are reasonably expected to incur or realize as a result of, and from and after, the Reorganization before giving effect to the Proposed Reorganization Amendment (and before giving effect to the Accepted Reorganization Amendments) (the amount, if any, of such incremental Tax Losses from such Proposed Reorganization Amendment (together with (and after giving effect to) all Accepted Reorganization Amendments) being referred to herein as the “Incremental Seller Tax Liability”), and the Incremental Seller Tax Liability, if realized or incurred, could reasonably be expected to equal or exceed $10,000,000;
then, in either case, Purchaser may deliver a written notice to Seller (the “Purchaser Amendment Response”) prior to the end of such ten (10) business day period: (A) stating, if applicable, that Purchaser reasonably believes that such Proposed Reorganization Amendment would result in an Incremental Purchaser Loss, and specifying in reasonable detail the amount and calculation of such Incremental Purchaser Loss, and/or (B) stating, if applicable, that Purchaser reasonably believes that such Proposed Reorganization Amendment (together with all Accepted Reorganization Amendments) could reasonably be expected to result in an Incremental Seller Tax Liability equal to or in excess of $10,000,000, and specifying in reasonable detail the amount and calculation of such Incremental Seller Tax Liability.
          (e) An “Accepted Reorganization Amendment” means a Proposed Reorganization Amendment:
               (i) with respect to which Purchaser does not send a Purchaser Amendment Response pursuant to Section 5.15(d) above;
               (ii) with respect to which (A) Purchaser does send a Purchaser Amendment Response pursuant to Section 5.15(d) above asserting that an Incremental Seller Tax Liability equal to or in excess of $10,000,000 could reasonably be expected to result from the adoption of such Proposed Reorganization Amendment, and (B) (1) the Independent Firm issues an Opinion pursuant to Section 5.15(k) below with respect to the Proposed Reorganization Amendment or (2) Seller deposits funds into an escrow account pursuant to Section 5.15(k) below;
               (iii) with respect to which Purchaser does send a Purchaser Amendment Response pursuant to Section 5.15(d) above that asserts only an Incremental Purchaser Loss (and not an Incremental Seller Tax Liability); or
               (iv) that is otherwise mutually agreed to in writing by Purchaser and Seller (as modified by any changes agreed to in writing by Purchaser and Seller).
          (f) If a Purchaser Amendment Response asserts an Incremental Purchaser Loss, then Seller will have ten (10) business days after Seller’s receipt of the Purchaser Amendment Response to review and respond to the Purchaser Amendment Response with respect to such Incremental Purchaser Loss. If Seller notifies Purchaser in a written response to the Purchaser Amendment Response (the “Seller Amendment Response”) of Seller’s acceptance of the calculation and the amount of the Incremental Purchaser Loss set forth in such Purchaser Amendment Response, or if Seller fails to include a disagreement with the calculation or amount of the Incremental Purchaser Loss set forth in the Purchaser Amendment Response in such Seller Amendment Response within such ten (10) business day period, then (i) the amount of the Incremental Purchaser Loss shown in the Purchaser Amendment Response shall be final, conclusive and binding on the parties as of the last day of such ten (10) business day period, and (ii) notwithstanding anything to the contrary herein, the Purchase Price shall be reduced by an amount equal to the Incremental Purchaser Loss set forth in such Purchaser Amendment Response. If Seller disputes the amount of the Incremental Purchaser Loss in the Seller Amendment Response with respect to the related Purchaser Amendment Response, such report shall set forth in reasonable detail any proposed adjustment to the Incremental Purchaser Loss set forth in the related Purchaser Amendment Response and the basis for such adjustment.
          (g) Purchaser and Seller shall cooperate fully with each other and each other’s advisors (subject to compliance with such advisors’ customary procedures for discussions and, if applicable, release of work papers) in furnishing all information and documents and access at all reasonable times to the books, records, accounts and facilities of Purchaser and its Affiliates and the Companies and Subsidiaries, and Seller and its Group Affiliates (and each of their respective officers, employees, accountants and other Representatives) reasonably requested by the other party or such party’s Representatives in connection with the preparation or review of each Purchaser Amendment Response and each Seller Amendment Response. Purchaser and Seller shall use good faith efforts to resolve the disputed matters specified in any Seller Amendment Response (the “Disputed Reorganization Matters”), and any resolution in writing between them as to a Disputed Reorganization Matter shall be final, binding and conclusive on the parties hereto. If Purchaser and Seller resolve in writing all Disputed Reorganization Matters, and as a result thereof:
               (i) the Proposed Reorganization Amendment would still result in an Incremental Purchaser Loss, the Purchase Price shall be reduced by an amount equal to the Incremental Purchaser Loss in the subject Purchaser Amendment Response, as modified to reflect such written resolutions of Purchaser and Seller pursuant to this Section 5.15(g); or

               (ii) the Proposed Reorganization Amendment would not result in an Incremental Purchaser Loss, no change shall be made to the Purchase Price with respect to such Proposed Reorganization Amendment.
          (h) If, after ten (10) days following Seller’s delivery of a Seller Amendment Response, Purchaser and Seller are unable to resolve any Disputed Reorganization Matter pursuant to Section 5.15(g) above, then Seller shall engage one of Deloitte & Touche LLP, PricewaterhouseCoopers LLP or KPMG LLP or, if none of such firms is available or able to perform the services described herein, a replacement independent accounting firm (other than Ernst & Young LLP) reasonably acceptable to both Purchaser and Seller (such selected firm, the “Independent Firm”), for the purposes described in Sections 5.15(i), (j) and (k)(ii).
          (i) Within fifteen (15) days following Seller’s delivery of a Seller Amendment Response (if Purchaser and Seller were unable to resolve any Disputed Reorganization Matter pursuant to Section 5.15(g) above), Purchaser and Seller shall provide the Independent Firm with the Reorganization Plan, each Accepted Reorganization Amendment, the disputed Proposed Reorganization Plan, the Purchaser Amendment Response, the Seller Amendment Response, and the written resolution of each Disputed Reorganization Matter resolved pursuant to Section 5.15(g) above. In addition, Purchaser and Seller shall cooperate fully with the Independent Firm and furnish all information and documents and access at all reasonable times to the books, records, accounts and facilities of Purchaser and its Affiliates and the Companies and the Subsidiaries, and Seller and its Group Affiliates (and each of their respective officers, employees, accountants and other Representatives) as reasonably requested by the Independent Firm for the purpose of reviewing submissions to it and determining the Final Incremental Purchaser Loss.
          (j) With respect to a Seller Amendment Response (i) that disputed the amount of Incremental Purchaser Loss in the related Proposed Reorganization Amendment, and all Disputed Reorganization Matters relating thereto were not resolved pursuant to Section 5.15(g) above, (ii) where the Independent Firm has been engaged pursuant to Section 5.15(h) above, then, within thirty-five (35) days following Seller’s delivery of such Seller Amendment Response, the Independent Firm shall issue a written report to Purchaser and Seller specifying whether Purchaser’s calculation of the Incremental Purchaser Loss in the Purchaser Amendment Response (as adjusted for any Disputed Reorganization Matters agreed to by Purchaser and Seller pursuant to Section 5.15(g) above, if applicable), or Seller’s proposed adjustment thereto in the Seller Amendment Response (as adjusted for any Disputed Reorganization Matters agreed to by Purchaser and Seller pursuant to Section 5.15(g) above, if applicable) more nearly approximates the actual Incremental Purchaser Loss calculated by the Independent Firm (the amount that more nearly approximates the amount so calculated by the Independent Firm is referred to herein as the “Final Incremental Purchaser Loss”). If the Final Incremental Purchaser Loss is greater than zero (i.e., the Proposed Reorganization Amendment would result in a net Loss to Purchaser and its Affiliates and the Companies and the Subsidiaries compared to the effect of the Reorganization Plan without undertaking the Proposed Reorganization Amendment), then the Purchase Price shall be reduced by an amount equal to the Final Incremental Purchaser Loss.
          (k) If, with respect to a Purchaser Amendment Response asserting that an Incremental Seller Tax Liability equal to or in excess of $10,000,000 could reasonably be expected to result from the adoption of a Proposed Reorganization Amendment, (i) one of Deloitte & Touche LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP or KPMG LLP or, if none of such firms is available or able to perform the services described herein, a replacement independent accounting firm reasonably acceptable to both Purchaser and Seller, within thirty (30) days following Seller’s delivery of a Seller Amendment Response, issues an opinion to Purchaser (the “Opinion”) which would be acceptable to a reasonable person similarly situated (provided, that the Opinion, to the extent relevant, shall address and not assume away valuation and basis items and, provided further, that the Opinion may rely upon valuation provided by a nationally recognized appraisal firm or one of Deloitte & Touche LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP or KPMG LLP or, if none of such firms is available or able to perform such an appraisal, a replacement independent accounting firm reasonably acceptable to both Purchaser and Seller) that the applicable Proposed Reorganization Amendment “should” result in an Incremental Seller Tax Liability less than $10,000,000 (for the avoidance of doubt, after also giving effect to each Accepted Reorganization Amendment), or (ii) Seller agrees to deposit (which deposit shall be a condition to Closing) an amount equal to the excess of the Seller Incremental Tax Liability (as determined by an Independent Firm) over $10,000,000, to an escrow account referred to in the Post-Closing Agreement, then the disputed Proposed Reorganization Plan shall be deemed to be an Accepted Reorganization Amendment, and Seller shall thereafter be authorized and permitted to take the steps contemplated in such Proposed Reorganization Amendment. An Opinion may only be rendered by Ernst & Young LLP to the extent such opinion is subject to independent partner review and that appropriate and customary measures are maintained to assure that members of such firm’s team that perform services in connection with the structure or execution of the Reorganization or that are otherwise engaged in tax planning activities for Seller and its Affiliates will not be responsible for the drafting of, or the determination to deliver, the Opinion.
          (l) Each Opinion and each determination of Final Incremental Purchaser Loss shall be final, binding and conclusive on the parties hereto. The costs, fees and expenses of the Independent Firm or any firm engaged to render an Opinion shall be borne solely by Seller. All disputes with respect to any Proposed Reorganization Amendment will be resolved in accordance with this Section 5.15.
          (m) Seller agrees to regularly consult with Purchaser and its Representatives regarding, and regularly keep Purchaser and its Representatives apprised of, the status of the completion by Seller and its Group Affiliates and the Companies and Subsidiaries of each of the steps outlined in the Reorganization Plan and each Accepted Reorganization Amendment, and shall provide promptly to Purchaser written copies of all documents executed, delivered or filed to complete such steps. Without limiting the effect of Section 5.2(a) or any other provision hereof, Seller also shall make available to

Purchaser and its Representatives reasonable access to all books, records, personnel and accountants of Seller, the Group Affiliates, the Companies, the Subsidiaries, the Business and the Retained Business, and such financial data and other information, in each case, relating to the Reorganization, the Reorganization Plan and each Proposed Reorganization Amendment, as Purchaser may from time to time reasonably request.
          (n) Nothing set forth in this Section 5.15 shall permit Seller to change or amend the Reorganization in any manner that would amend, alter, limit or otherwise affect the provisions of Section 5.22 without the written agreement of Purchaser. Any amendment or change to the Reorganization not requested by Seller prior to November 1, 2005 shall only be implemented with the written agreement of Purchaser.
          (o) If a Proposed Reorganization Amendment is made after October 15, 2005, all periods for response and dispute resolution set forth in this Section 5.15 (other than the time period set forth in subsection (j)) shall be proportionately reduced to permit Closing by December 30, 2005 and completion of the Reorganization as contemplated by this Agreement.
       Section 5.16 Business Protective Covenants.
          (a) During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, and shall not permit its Group Affiliates to, either alone or in conjunction with any other Person (including any Affiliate), directly or indirectly (including as a member, manager, owner, consultant or investor of any Person) engage or participate in the design, development, manufacture, distribution, selling or marketing of any products that are the same as, or fulfill the same or similar function as, those designed, developed (or under development), manufactured, distributed, sold or marketed by the Business since January 1, 2003; provided, however, that nothing in this Section 5.16(a) shall preclude Seller or its Group Affiliates from (i) owning not more than five percent (5%) of the outstanding capital stock of any Person if such stock is listed on a foreign or domestic stock exchange, quoted on a foreign or domestic stock quotation system or regularly traded in an over-the-counter stock market or (ii) either alone or in conjunction with any other Person (including any Affiliate), engaging or participating in the design, development, manufacture, distribution, selling or marketing of any printing products other than printing products designed, developed (or under development), manufactured, distributed, sold or marketed by the Business since January 1, 2003. For the avoidance of doubt, photo printers and handheld mobile printers under development by Xyron, Inc. are not labeling printers. The geographic territory to which this Section 5.16(a) extends is any country in which the Business has been conducted within the twelve (12) months immediately preceding the Closing Date.
          (b) Seller agrees that, from the date hereof through the second (2nd) anniversary of the Closing Date, Seller shall not, and shall not permit its Group Affiliates to, (i) directly or indirectly solicit the employment or hire of any Business Employee (excluding secretarial and clerical employees), or (ii) employ or hire any Business Key Employee; provided, however, that the foregoing restrictions in clauses (i)

and (ii) shall not prohibit Seller or its Group Affiliates from: (1) advertising employment opportunities that are not targeted or directed specifically to Business Employees or employees of Purchaser or its Affiliates in any national newspaper, trade journal or other publication in a major metropolitan area or any third-party Internet website posting, or, other than with respect to any Business Key Employee, negotiating with, offering employment to or employing any person contacted through such medium, (2) participating in any third-party hiring fair or similar event open to the public that is not targeted or directed specifically to Business Employees or employees of Purchaser or its Affiliates or, other than with respect to any Business Key Employee, negotiating with, offering employment to or employing any person contacted through such medium or (3) other than with respect to any Business Key Employee, soliciting, negotiating with, offering employment to or employing any person at any time following ninety (90) days after the termination by the Business, Purchaser or any of its Affiliates of such person’s employment. Seller agrees that a violation of this Section 5.16(b) will cause irreparable injury to Purchaser. Accordingly, in case of violation of this clause, Seller shall pay to Purchaser an amount corresponding to thirty-six (36) times the monthly gross remuneration of each concerned Business Employee or Business Key Employee at the time of the breach. Without prejudice to Section 5.16(d) hereafter, Purchaser is however entitled to claim an additional indemnity provided the damage it incurred is higher than the aforesaid amount.
          (c) Purchaser agrees that, from the date hereof through the second (2nd) anniversary of the Closing Date, Purchaser shall not, and shall not permit its Affiliates (including the Companies and the Subsidiaries) to (i) directly or indirectly solicit the employment or hire of any individual who is an employee of Seller or any of its Group Affiliates as of the Closing Date (including for purposes of this Section 5.16(c) individuals who are employees of any Company or any Subsidiary as of the Closing Date but are not Business Employees, but excluding, for the avoidance of doubt, the employees referred to in Section 5.6(f) to the extent so permitted in Section 5.6(f)) (excluding secretarial and clerical employees); or (ii) employ or hire any Seller Key Employee; provided, however, that the foregoing restrictions in clauses (i) and (ii) shall not prohibit Purchaser or its Affiliates from: (1) advertising employment opportunities that are not targeted or directed specifically to employees of Seller or its Group Affiliates in any national newspaper, trade journal or other publication in a major metropolitan area or any third-party Internet website posting, or, other than with respect to any Seller Key Employee, negotiating with, offering employment to or employing any person contacted through such medium, (2) participating in any third-party hiring fair or similar event open to the public that is not targeted or directed specifically to employees of Seller or its Group Affiliates or, other than with respect to any Seller Key Employee, negotiating with, offering employment to or employing any person contacted through such medium or (3) other than with respect to any Seller Key Employee, soliciting, negotiating with, offering employment to or employing any person at any time following ninety (90) days after the termination by the Seller or any of its Group Affiliates of such person’s employment. Purchaser agrees that a violation of this Section 5.16(c) will cause irreparable injury to Seller. Accordingly, in case of violation of this clause, Purchaser shall pay to Seller an amount corresponding to thirty-six (36) times the monthly gross remuneration of each employee as of the Closing Date of Seller or any of its Group

Affiliates at the time of the breach. Seller is however entitled to claim an additional indemnity provided the damage it incurred is higher than the aforesaid amount.
          (d) Seller agrees that a violation of Section 5.16(a) will cause irreparable injury to Purchaser, and Purchaser will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Seller from doing or continuing to do any such act and any other violations or threatened violations of such Section. In the event that Seller is found to have materially breached any covenant in this Section 5.16, the time period provided for in that covenant shall be tolled (i.e., it shall not run) with respect to Seller for so long as Seller was in violation of that covenant.
          (e) If any provision contained in this Section 5.16 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 5.16, but this Section 5.16 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 5.16 is held to cover a geographic area or to be of a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect. Instead, the parties hereto agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 5.16 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law; provided, however, that should a court refuse, not be willing, or otherwise decline to so construe, interpret, reform or judicially modify this Section 5.16, the parties hereto agree that they will modify by common agreement this Section 5.16 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.
       Section 5.17 Real Estate. Seller shall cooperate (at Purchaser’s expense) with Purchaser in obtaining title commitments, title policies and surveys with respect to the Owned Real Property of the Business. Seller shall, or shall cause the Companies or any Subsidiary to, execute any reasonable documents (but not indemnities or guaranties) necessary to procure such title commitments and title policies, such as ALTA statements, GAP affidavits, survey affidavits, and any other document reasonably necessary for the title insurer under such commitments and policies to issue such title commitments and title policies and to ensure that title in the Owned Real Property of the Business is vested in the appropriate Company or Subsidiary at Closing. Upon reasonable advance notice, Seller shall give to Purchaser and its designated employees or Representatives prompt access during regular business hours of the Companies and the Subsidiaries to all facilities and properties of the Companies and the Subsidiaries for the purposes contemplated by this Section 5.17; provided, however, that such access does not unreasonably disrupt the normal operations of any Company or Subsidiary; and provided further that Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, the Companies and the Subsidiaries from and against any and all Losses arising from or in connection with such parties’ access or other activities on or about said facilities and properties.
       Section 5.18 No Solicitation. From the date hereof through the Closing, Seller will not, nor will Seller authorize or permit any Affiliate of Seller or any Company or Subsidiary or any officer, director or employee of Seller, or any Affiliate of Seller or any Company or Subsidiary, or any investment banker or other Representative retained by Seller or any Affiliate of Seller or any Company or Subsidiary, to (a) directly or indirectly, solicit, initiate, encourage or participate in any way (including by way of furnishing information) in any discussion or negotiations with any Person or other entity or group (other than Purchaser, an Affiliate of Purchaser, Seller or a Group Affiliate) concerning any transaction with such person, entity or group involving a merger or consolidation of any Company or Subsidiary, a sale (other than in the ordinary course of business) of more than five percent (5%) of the assets of the Business, a sale of capital stock of any Company or Subsidiary or any similar transaction relating to the Business or any Company or Subsidiary (each, an “Acquisition Proposal”), (b) disclose, directly or indirectly, to any Person considering an Acquisition Proposal any information concerning the Business or any Company or Subsidiary, or (c) enter into any Commitment with any third party concerning any Acquisition Proposal. Seller will promptly after receipt thereof notify Purchaser of any Acquisition Proposal and provide Purchaser with such written information provided to it by the Person making the Acquisition Proposal as Purchaser may reasonably request.
       Section 5.19 Defending Existing Claims.
          (a) Seller, at its expense, may defend, with existing counsel or such other counsel as Seller may select from time to time, all existing claims, actions and proceedings against any Company or Subsidiary relating to conduct of the Retained Business prior to the Closing. Any such proceedings may be settled by Seller to the same extent and in the same manner as Seller may settle third-party claims pursuant to Section 8.3; provided, however, that the foregoing shall not be interpreted as requiring Seller to defend any claim, action or liability relating to the conduct of the Retained Business prior to the Closing which any insurance company has the right to and does defend. Seller shall have full control of such defense and prosecution, including any settlement thereof.
          (b) In order to facilitate the defense or settlement of any claim, action or proceeding relating to the conduct of the Retained Business prior to Closing by Seller or any of its Affiliates, and in addition to all other rights of Seller hereunder, upon request from time to time by Seller after the Closing, Purchaser shall, and shall cause the Companies and the Subsidiaries to, cooperate with Seller and its Affiliates in connection therewith, including by: (i) empowering Seller and its counsel through appropriate documentation to control the defense and prosecution of such claim, action or proceeding and represent the Companies and the Subsidiaries therein before any court or arbitration tribunal, (ii) using commercially reasonable efforts to make available to Seller, the Representatives of the Companies and the Subsidiaries whose assistance, testimony or presence may assist Seller in defending or prosecuting such claim, action or proceeding, including the presence of such persons as witnesses at depositions, hearings or trials for such purposes and (iii) cooperating with and providing all reasonable assistance requested by any insurer to the extent such cooperation and assistance may assist Seller in defending or prosecuting such claim, action or proceeding. Seller agrees to reimburse Purchaser for the actual out-of-pocket costs incurred by Purchaser or any Company or Subsidiary thereof in providing such cooperation to Seller and its Affiliates, including actual out-of-pocket costs incurred in connection with any attendance as a witness at any deposition, hearing or trial. Notwithstanding any provision of this Section 5.19 to the contrary, if any insurer that has issued an insurance policy to Seller or one of its Affiliates has asserted or asserts its right to control the defense and settlement of any claim, action or proceeding relating to the conduct of the Retained Business prior to Closing, Purchaser shall cooperate with such insurer in such defense to the same extent that Purchaser would be obligated under this Section 5.19 to cooperate in such defense if Seller were controlling such defense and Seller shall reimburse Purchaser for costs incurred in connection with such cooperation to the same extent Seller would be required to reimburse or pay such amounts if Seller were controlling such defense. This Section 5.19 shall supplement and not supersede Article VIII.
          (c) Notwithstanding anything to the contrary contained in this Section 5.19, if Seller or any insurance company defends or prosecutes any third-party claim relating to the conduct of the Retained Business prior to Closing, then Seller or such insurance company shall not consent or agree to any settlement, compromise or discharge of such third-party claim without the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) (i) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Company and Subsidiary of a release from all liability in respect to such claim, (ii) if such judgment or settlement would result in the finding or admission of any violation of applicable Law by any Company or Subsidiary, or (iii) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against any Company or Subsidiary or such judgment or settlement would materially adversely effect any Company or Subsidiary.
       Section 5.20 Extension of Certain Agreement. During the period after the date hereof and through the Closing, Seller shall cooperate with Purchaser, if requested by Purchaser, in good faith to extend the term of the agreement referenced in Section 5.20 of the Disclosure Schedule.
       Section 5.21 Litigation Notice. From and after the date hereof and prior to Closing, Seller shall notify Purchaser of any litigation commenced after the date hereof involving the Business that if, adversely determined, would be reasonably likely to result in a payment by the Companies and the Subsidiaries of an amount in excess of $1,000,000.
       Section 5.22 Transfers of Business Items into the Business; Transfers of Retained Business Items out of the Business.
          (a) Transfer-in of Outside Business Assets. Prior to the Closing, Seller shall, in accordance with all applicable Laws, transfer, convey and deliver, or cause to be transferred, conveyed and delivered, to the Companies and the Subsidiaries, and the Companies and Subsidiaries shall accept and assume, all right, title and interest of Seller and its Affiliates in and to the Outside Business Assets; provided, however, that the Intellectual Property included in the Outside Business Assets described on Section 5.22(a)(i)(A) of the Disclosure Schedule shall be transferred only to DYMO AB. “Outside Business Assets” as used herein means all assets, including tangible assets, intangible assets, rights, privileges, Permits, Commitments and Intellectual Property, used or held for use primarily in the conduct of the Business, that are not, prior to the Closing, owned or leased by the Companies or Subsidiaries and any such asset reflected on the most recent Statements of Financial Information. For the avoidance of doubt, “Outside Business Assets”:
               (i) include without exhaustion (A) the Intellectual Property set forth in Section 5.22(a)(i)(A) of the Disclosure Schedule and (B) the Commitments set forth in Section 5.22(a)(i)(B) of the Disclosure Schedule;
               (ii) include those assets and Commitments set forth in Section 5.22(a)(ii) of the Disclosure Schedule (the “Shared Business Assets”), which assets and Commitments are used in both the Business and the Retained Business and are not included in Section 5.22(a)(i)(A) or Section 5.22(a)(i)(B); and
               (iii) do not include the Retained Business Assets.
          (b) Transfer-out of Retained Business Assets. Prior to the Closing, Seller shall, in accordance with all applicable Laws, cause to be transferred, conveyed and delivered from the Companies and the Subsidiaries, to the Designated Seller Entities, and shall cause the Designated Seller Entities to accept and assume, all right, title and interest of Companies and Subsidiaries in and to the Retained Business Assets. “Retained Business Assets” as used herein means all assets, including tangible assets, intangible assets, rights, privileges, Permits, Commitments and Intellectual Property, used or held for use primarily in the conduct of the Retained Business, that are not, prior to the Closing, owned or leased by the Companies or Subsidiaries. For the avoidance of doubt, “Retained Business Assets”:
               (i) include without exhaustion (A) the Intellectual Property set forth on Section 5.22(b)(i)(A) of the Disclosure Schedule and (B) the Commitments set forth on Section 5.22(b)(i)(B) of the Disclosure Schedule;
               (ii) include those assets and Commitments set forth in Section 5.22(b)(ii) of the Disclosure Schedule (the “Shared Retained Business Assets”), which assets and Commitments are used in both the Business and the Retained Business and are not included in Section 5.22(b)(i)(A) and Section 5.22(b)(i)(B); and

               (iii) do not include the Outside Business Assets.
          (c) Transfer-in (Assumption) of Outside Business Liabilities. Prior to the Closing, Seller shall cause its Group Affiliates to transfer to the Companies and the Subsidiaries, and the Companies and the Subsidiaries shall assume and thereafter pay, honor and discharge when due, all liabilities and obligations of Seller and its Group Affiliates to be performed after the Closing under the Commitments included in the Outside Business Assets that are listed in Section 5.22(a)(i)(B) and Section 5.22(a)(ii) of the Disclosure Schedule (collectively, the “Outside Business Liabilities”).
          (d) Transfer-out (Assumption) of Retained Business Liabilities. Prior to the Closing, Seller shall, and shall cause the Companies and Subsidiaries to, transfer to the Designated Seller Entities, and shall cause the Designated Seller Entities to assume and thereafter pay, honor and discharge when due, all liabilities and obligations of the Companies and Subsidiaries to the extent arising out of the operations of, ownership of property and assets by and incurrence of liabilities and obligations by the Retained Business (collectively, the “Retained Business Liabilities”).
          (e) Transfer of Outside Inventory. At the Closing, Seller shall cause the Outside Inventory Sellers to, in accordance with all applicable Law, effect the assignment and transfer of all of their right, title and interest in and to the Outside Inventory to the Designated Purchaser Entities. Except as otherwise provided under the Transition Services Agreement, following the Closing Date, at the written instruction of the Purchaser, Seller shall cause the Outside Inventory Sellers to ship, at Purchaser’s expense, such Outside Inventory in such quantities, and to such Purchaser designated facilities (“Purchaser’s Facilities”), and on such dates, as specified by Purchaser, provided that any such date is no later than thirty (30) days following Closing. In each case Seller shall cause the Outside Inventory Seller to ship the Outside Inventory by the freight carrier specified by Purchaser in its written instructions, or to be transported by such other method as Purchaser shall agree in writing. Seller agrees to use, and to cause the Outside Inventory Sellers to use, commercially reasonable efforts to avoid causing any damage to the Outside Inventory while the Outside Inventory is located at Seller’s or the Outside Inventory Sellers’ facilities following the Closing. Subject to the provisions of the preceding sentence, the Purchaser shall bear the risk of Loss of any of the Outside Inventory being lost, stolen, destroyed or irreparably damaged after the Closing and prior to delivery to Purchaser’s Facilities following the Closing.
          (f) Instruments of Assignment and Assumption.
               (i) Assignment of Outside Business Assets and Retained Business Assets. To effect the assignment of the Outside Business Assets and the Retained Business Assets contemplated by this Section 5.22, Seller will, and Seller will cause its applicable Group Affiliates and the Companies and the Subsidiaries, as applicable, to execute and deliver prior to Closing the following documents, each of which will be reasonably satisfactory in form and substance to Purchaser and Seller:

                    (1) bills of sale (or similar documents) from Seller and its applicable Group Affiliates conveying to the Companies and the Subsidiaries all of the personal property included in the Outside Business Assets;
                    (2) bills of sale (or similar documents) from the Companies and the applicable Subsidiaries conveying to the Designated Seller Entities all of the personal property included in the Retained Business Assets;
                    (3) assignments from Seller and its applicable Group Affiliates of all Commitments included in the Outside Business Assets which shall assign to the Companies and the Subsidiaries all of Seller’s and such Affiliates’ right, title and interest therein and thereto;
                    (4) assignments from the Companies and the Subsidiaries to the Designated Seller Entities of all Commitments included in the Retained Business Assets which shall assign to the Designated Seller Entities all of the Companies’ and the Subsidiaries’ right, title and interest therein and thereto;
                    (5) assignments from Seller and its applicable Affiliates of Patents and Trademarks and other Intellectual Property rights included in the Outside Business Assets in recordable form to the extent necessary to assign such rights to DYMO AB;
                    (6) assignments from the Companies and the Subsidiaries to the Designated Seller Entities of Patents and Trademarks and other Intellectual Property rights included in the Retained Business Assets in recordable form to the extent necessary to assign such rights to the Designated Seller Entities;
                    (7) an assignment of lease from Seller and its applicable Affiliates with respect to each real property lease included in the Outside Business Assets, together with any necessary transfer declarations to assign such lease to the Designated Purchaser Entities;
                    (8) an assignment of lease from the Companies and the Subsidiaries with respect to each real property lease included in the Retained Business Assets, together with any necessary transfer declarations to assign such lease to the Designated Seller Entities; and
                    (9) such other instruments and documents as are necessary to properly transfer and assign the Outside Business Assets to the Companies and the Subsidiaries, and the Retained Business

Assets to the Designated Seller Entities, in accordance with the provisions of this Section 5.22.
               (ii) Assignment of Outside Inventory. All assignment instruments and documents used to transfer, at Closing, the Outside Inventory to the Designated Purchaser Entities shall be reasonably satisfactory in form and substance to Purchaser and Seller.
               (iii) Assumption of Assumed Liabilities. To effect the assumption of the Outside Business Liabilities and the Retained Business Liabilities contemplated by this Section 5.22, Seller will, and Seller will cause its applicable Affiliates and the Companies and the Subsidiaries, as applicable, to execute and deliver prior to Closing the following documents, each of which will be reasonably satisfactory in form and substance to Purchaser and Seller:
                    (1) an instrument of assumption evidencing the Companies’ and the Subsidiaries’ assumption of the Outside Business Liabilities; and
                    (2) instruments of assumption evidencing the Designated Seller Entities’ assumption of the Retained Business Liabilities.
               (iv) Reorganization Transfer Documents; Other Seller Reorganization Entities. Each of the transfer, assignment and assumption documents required for the transactions contemplated by this Section 5.22 and described in this Section 5.22(f) shall be referred to herein as “Reorganization Transfer Documents.” Each Affiliate of Seller (A) that either will be transferring Outside Business Assets or Outside Business Liabilities to the Companies or the Subsidiaries or (B) to whom Retained Business Assets or Retained Business Liabilities will be transferred, in each case, pursuant to this Section 5.22, shall be referred to herein as an “Other Seller Reorganization Entity.”
               (v) Authorization; Validity. Prior to the Closing: (A) each Other Seller Reorganization Entity will have corporate power and authority to consummate the transactions to be consummated by it pursuant to this Section 5.22; (B) the performance by each Other Seller Reorganization Entity of their respective obligations under this Section 5.22 and the consummation by such Other Seller Reorganization Entities of such transactions will have been duly authorized by the respective boards of directors (or similar governing bodies) and shareholders (if required for such authorization); and (C) no other corporate action on the part of any Other Seller Reorganization Entity will be necessary to authorize the performance of such obligations by such Other Seller Reorganization Entity or the consummation by such Other Seller Reorganization Entity of such transactions.
          (g) Transfers. Each of the transfer documents described in Section 5.22(f) above shall be prepared consistent with the following principles:
               (i) the Companies and the Subsidiaries do not and will not make any representation or warranty, express or implied, to Seller or any Affiliate or other transferee (A) with respect to the Retained Business Assets, including any representation or warranty as to title, ownership, use, possession, merchantability, fitness for a particular purpose, quantity, value, condition, liabilities, operation, capacity, future results or otherwise, or (B) with respect to the Retained Business Liabilities; and
               (ii) Seller and its Affiliates do not and will not make any representation or warranty, express or implied, to Purchaser, the Companies or the Subsidiaries or any other transferee (A) with respect to the Outside Business Assets, including any representation or warranty as to title, ownership, use, possession, merchantability, fitness for a particular purpose, quantity, value, condition, liabilities, operation, capacity, future results or otherwise, or (B) with respect to the Outside Business Liabilities, except, in the case of (A) and (B), those representations and warranties set forth in Article III.
          (h) Unassignable Commitments.
               (i) Outside Business Assets. Purchaser and Seller acknowledge that certain Commitments included in the Outside Business Assets, together with any associated Outside Business Liabilities, may not, by their own terms or under applicable Law, be transferable or assignable without obtaining third-party consents or approvals (such Commitments and associated Outside Business Liabilities are collectively referred to herein as “Unassignable Outside Business Commitments”). Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign any Unassignable Outside Business Commitment if an attempted transfer or assignment thereof, without the consent of a third party thereto, would constitute a breach thereof. Any transfer or assignment to the Companies or any Subsidiary of any Unassignable Outside Business Commitment or any claim or right or any benefit arising thereunder or resulting therefrom which shall require the consent of any third party, shall be made subject to such consent being obtained. If any such consent is not obtained or if such transfer or assignment is not permitted irrespective of consent prior to the Closing, Seller shall, and shall cause its Affiliates to, after the Closing, cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser, the Companies and the Subsidiaries with the rights and benefits under any such Commitment, including enforcement for the benefit of Purchaser, the Companies and the

Subsidiaries of any and all rights of Seller or Seller’s Affiliates against any other party arising out of any breach or cancellation of any such Commitment by such other party and, if requested by Purchaser, acting as an agent on behalf of the Companies or any Subsidiary or as Purchaser shall otherwise reasonably require; provided, however, that such cooperation shall not include any requirement on the part of Seller or any of its Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. To the extent that any Company or any Subsidiary is provided the rights and benefits under any such Commitment, such Company or Subsidiary will perform the obligations of Seller or its Affiliates thereunder or in connection therewith, at no cost to Seller, but only to the extent such performance pertains to the benefits provided to such Company or Subsidiary, and Purchaser will indemnify Seller against any and all Losses arising out of any default by such Company or Subsidiary in the performance of such obligations (to the extent arising after the Closing).
               (ii) Retained Business Assets. Purchaser and Seller acknowledge that certain Commitments included in the Retained Business Assets, together with any associated Retained Business Liabilities, may not, by their own terms or under applicable Law, be transferable or assignable without obtaining third-party consents or approvals (such Commitments and associated Retained Business Liabilities are collectively referred to herein as “Unassignable Retained Business Commitments”). Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign any Unassignable Retained Business Commitment if an attempted transfer or assignment thereof, without the consent of a third party thereto, would constitute a breach thereof. Any transfer or assignment to the Designated Seller Entities of any Unassignable Retained Business Commitment or any claim or right or any benefit arising thereunder or resulting therefrom which shall require the consent of any third party, shall be made subject to such consent being obtained. If any such consent is not obtained or if such transfer or assignment is not permitted irrespective of consent prior to the Closing, Purchaser shall, after the Closing, cause the Companies and Subsidiaries to cooperate with Seller in any reasonable arrangement designed to provide the Designated Seller Entities with the rights and benefits under any such Commitment, including enforcement for the benefit of the Designated Seller Entities of any and all rights of the Companies or the Subsidiaries against any other party arising out of any breach or cancellation of any such Commitment by such other party and, if requested by Seller, acting as an agent on behalf of the Designated Seller Entities or as Seller shall otherwise reasonably require; provided, however, that such cooperation shall not include any requirement on the part of Purchaser, the Companies, the Subsidiaries or any of their Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. To the extent that Seller or the Designated Seller Entities are provided the rights and benefits under any such Commitment, Seller will, and will cause the Designated Seller Entities to, perform the obligations of the Companies and the Subsidiaries thereunder or in connection therewith, at no cost to Purchaser, the Companies or the Subsidiaries, but only to the extent such performance pertains to the benefits provided such Seller or Designated Seller Entities; and Seller will indemnify Purchaser, the Companies and the Subsidiaries against any and all Losses arising out of any default by Seller or the Designated Seller Entities in the performance of such obligations.
               (iii) Third Party Software. Seller and Purchaser acknowledge and agree that, subject to licensor consent, as well as the terms of the applicable license agreements, Seller shall use commercially reasonable efforts to assign to Purchaser all third-party Software licensed by Seller or its Affiliates but used exclusively by a Company or Subsidiary as of the Closing Date. Seller and Purchaser further acknowledge and agree that all licenses to use third-party Software not used exclusively by a Company or Subsidiary (hereinafter collectively referred to as “Shared Third Party Software”) shall remain in the name of the licensee as of the Closing Date, and shall, to the extent possible, be partitioned between the parties using such Shared Third Party Software as of the Closing Date; provided, that any such partitioning shall be undertaken only as mutually agreed by Seller and Purchaser. Seller and Purchaser each acknowledge and agree that, if requested by the other party, the party of whom the request is made shall use commercially reasonable efforts to assist the requesting party in obtaining the independent, non-exclusive right to use Shared Third Party Software, including, but not limited to partitioning (e.g., allocating by number of copies, capacity or like measure) the licenses for such Shared Third Party Software. Seller and Purchaser acknowledge and agree that all arrangements for Shared Third Party Software shall be subject to licensor consent, as well as the terms of the applicable license agreement, and that all costs associated with the division of Shared Third Party Software shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Schedule 5.22(h)(iii) lists the Shared Third Party Software identified by the parties hereto as of the date hereof. Notwithstanding anything to the contrary in this Agreement, the parties agree to supplement and amend such Schedule 5.22(h)(iii) to correct inaccuracies, omissions or oversights, in order to accomplish the objectives of this Section 5.22(h)(iii), prior to the Closing Date.
          Section 5.23 Inspection of Property. After the date hereof, Purchaser and its environmental consultants shall have the right to enter on to the property and facilities located at Esselte BVBA, Industriepark Noord 30 9100 Sint-Niklaas, Belgium (the “Property”) for the purpose of inspecting the Property and conducting such studies, inspections, investigations and assessments (collectively, “Inspections”) as Purchaser reasonably deems necessary or appropriate in order to complete a Phase I environmental site assessment. Purchaser shall give Seller forty-eight (48) hours prior telephonic notice of the intention to enter onto the Property and Seller may require that Purchaser or Purchaser’s environmental consultants be accompanied by a representative of Seller while

Purchaser or its environmental consultants are at the Property. Purchaser shall bear all costs and expenses of its Inspections. Seller will cooperate with Purchaser in Purchaser’s performance of its Inspection, and will provide access to Seller, the Companies and the Subsidiaries and make available all personnel of Property that may have knowledge relevant to the Inspections. Purchaser acknowledges that all Inspections, of whatever kind or character, performed on the Property during the Inspection Period are Purchaser’s sole responsibility.
          Section 5.24 Collection of Accounts Receivable. After the Closing, the parties shall, and shall cause their respective Affiliates, and in the case of Purchaser, the Companies and the Subsidiaries, to collect the receivables of the Business held by or transferred to (as applicable) such party pursuant to this Agreement, substantially in accordance with the past practice of the Business. From and after the Closing Date, Purchaser and Seller agree that each party hereto will use its commercially reasonable efforts to assure that payments each party and their Affiliates and the Companies and the Subsidiaries collect will be applied to the proper owner of the account receivable in respect of which such payment is made. All payments made in error that relate to an account receivable of the other party will be held by the party paid in error in an express trust for the benefit of the other party and will be promptly paid over to the rightful party. In furtherance of the foregoing, if a payment reflects in any way that it is paid for an account receivable of the other party (including where there is no affirmative indication to the effect but a party has reason to believe the payment was for the account of the other party, such as a payment received by a party who at the time of payment has no account receivable due and owing from the payor thereof), then the party receiving such payment will promptly pay it over to the other party.
          Section 5.25 Continuation Insurance Coverage. For a period of three (3) years after the Closing, if and to the extent Seller maintains workers’ compensation (including employer’s liability), general liability (including products liability) or automobile liability insurance with respect to occurrences arising out of the conduct of the Retained Business and affecting the Companies and the Subsidiaries, all such workers’ compensation, general liability or automobile liability insurance shall name each of Purchaser, each Company and each Subsidiary as an additional insured. Seller shall provide to Purchaser prior to the Closing evidence reasonably satisfactory to Purchaser from Seller’s current insurance broker indicating compliance with the obligations under this Section 5.25. Notwithstanding anything to the contrary in this Section 5.25, if any amount is required to be paid in connection with the naming of each of Purchaser, each Company and each Subsidiary as an additional insured as provided above, Purchaser shall pay and be responsible for such amount.
          Section 5.26 Alternative Functional Mechanism. Seller shall use commercially reasonable efforts to obtain the written consent of the counterparty to the agreement listed on Section 5.26 of the Disclosure Schedule to waive any termination right to which it may be entitled under such agreement arising out of the consummation of the Transactions. If Seller does not obtain such consent within sixty (60) days following the date hereof, Seller shall commence the process of developing an alternative functional mechanism for any products currently using the mechanism that is the subject matter, in part, of such agreement, which alternative functional mechanism does not infringe upon, or rely upon any use of or right to use, any of the patents or technology covered by such agreement. Seller shall continue the process of developing such alternative functional mechanism up until the Closing Date (unless such process is earlier completed) at which point Seller shall have no further obligation to continue such process or incur any further expense related thereto. The adequacy and reasonableness of any alternative functional mechanism developed by Seller pursuant to this Section 5.26 shall be within the sole reasonable judgment of Seller.
          Section 5.27 Bar Codes. Notwithstanding any other provision of this Agreement to the contrary, to the extent permitted by Law, Purchaser and Seller will cooperate in good faith to provide, to the extent commercially practicable, Seller and its Affiliates the right, after the Closing Date, to continue in perpetuity to use the EAN/UCC Company Prefix 54 11313, as well as any additional digits added to such Company Prefix to uniquely identify each of its products or locations (collectively, the “Bar Codes”), in the manner and on such products as the Bar Codes were used by Seller and its Affiliates prior to the Closing Date. Seller agrees that Purchaser shall have no responsibility for claims by third parties arising out of, or relating to, the use by Seller or any Affiliate thereof of any of the Bar Codes after the Closing Date, and Seller agrees to indemnify and hold harmless Purchaser and its Affiliates from any and all Losses that may arise out of the use thereof by Seller or any Affiliate thereof.
          Section 5.28 Other Agreements. Prior to Closing, Parent shall either (i) obtain and deliver to Purchaser an opinion of Swedish counsel addressed to Purchaser to the effect that the Post-Closing Agreement, when executed in the form attached as Exhibit 2.2(k) by the parties thereto, is a valid and binding obligation of Parent enforceable against Parent in accordance with its terms except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, or (ii) cause J.W. Childs Associates, L.P. (if it owns any shares of Parent), and each of its Affiliates that owns shares of Parent (or shall cause any Person who acquires such shares of Parent from J.W. Childs Associates, L.P. and each such Affiliate) to deliver a written agreement to Purchaser (in form and substance reasonably satisfactory to Purchaser) executed by each of such Persons, and made in favor of Purchaser, pursuant to which each of such Persons agrees not to authorize, seek or receive any dividend or distribution from Parent that is not permitted by the Post-Closing Agreement.
ARTICLE VI
CONDITIONS
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:
               (a) Court Orders. There shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the Closing; provided, however, that the parties shall use their reasonable efforts to have any such order or injunction vacated or lifted. There shall be no proceeding by a Governmental Entity seeking, or by a third party which could reasonably be expected to result in, an order or injunction precluding or prohibiting consummation of the Closing; provided that the condition set forth in this sentence shall not apply to proceedings relating to Antitrust Laws.
               (b) Antitrust Approvals. The applicable waiting period under the HSR Act shall have expired or been terminated and all other material foreign antitrust approvals, consents or authorizations under foreign Antitrust Laws required to be obtained prior to the Closing from any Governmental Entity in order to consummate the Transactions shall have been obtained.
          Section 6.2 Conditions to Obligations of Purchaser to Effect the Closing. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction, or waiver by Purchaser, on or prior to the Closing Date, of each of the following conditions:
               (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) as of the date hereof (except with respect to the representations and warranties set forth in Section 3.1 to Section 3.10(a) inclusive, after giving effect to the Reorganization as though it had been consummated on the date hereof) and at the Closing Date as if made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except for such breaches or inaccuracies of the representations and warranties of Seller that would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the Transactions or have a Material Adverse Effect.
               (b) Seller Breach. Seller shall have performed or complied in all material respects with the obligations and covenants (other than those set forth in Section 5.1(c)(xiii)) of Seller to be performed or complied with under this Agreement at or prior to the Closing Date.
               (c) Reorganization. The Reorganization shall have been completed.
               (d) Closing Deliveries. Seller shall have delivered to Purchaser each of the documents, instruments or writings specified in Section 2.2.

          Section 6.3 Conditions to Obligations of Seller to Effect the Closing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction, or waiver by Seller, on or prior to the Closing Date, of each of the following conditions:
               (a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in any specific representation or warranty), as of the date hereof and at the Closing Date as if made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except for such breaches or inaccuracies of the representations and warranties of Purchaser that would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the Transactions.
               (b) Purchaser Breach. Purchaser shall have performed or complied with in all material respects the obligations and covenants of Purchaser to be performed or complied with under this Agreement at or prior to the Closing Date.
               (c) Closing Deliveries. Purchaser shall have delivered to Seller each of the documents, instruments or writings specified in Section 2.3.
ARTICLE VII
TERMINATION
          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
               (a) By the mutual written consent of Purchaser and Seller;
               (b) By Purchaser or Seller after December 30, 2005, if the Closing shall not have theretofore occurred, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party (i) if the failure of the Closing to occur is the result of a willful breach of a representation, warranty or covenant by such party or (ii) if the failure of the Closing to occur is the result of a breach (other than a willful breach) of a representation, warranty or covenant by such party until the date that is the later of (y) twenty (20) days after receipt by the non-breaching party of notice of such breach and (z) December 30, 2005. Notwithstanding the foregoing, in the event that all conditions to Closing set forth in Article VI, other than the condition set forth in Section 6.2(c), have been or are capable of being satisfied at such time, Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) unless the Closing shall not have occurred on or prior to the third (3rd) business day following the date on which the Reorganization shall have been completed;
               (c) By Purchaser or Seller if any Governmental Entity shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action the parties hereto shall use all reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the acquisition by

Purchaser of the Shares and such order, decree, injunction, ruling or other action shall have become final and non-appealable;
               (d) By Purchaser if Seller shall have breached in any material respect any of its representations or warranties or breached or failed to perform or comply with any of its material covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Purchaser to Seller specifying such breach; or
               (e) By Seller if Purchaser shall have breached in any material respect any of its representations or warranties or breached or failed to perform or comply with any of its material covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Seller to Purchaser specifying such breach.
          Section 7.2 Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, this Agreement shall become void and of no further force or effect except for the provisions contained in Section 7.2, Section 10.1, Section 10.5, Section 10.6, Section 10.7, Section 10.8 and Section 10.12, and there shall be no liability or obligation thereafter on the part of Purchaser or Seller except (a) for fraud or for willful breach of this Agreement prior to such termination and (b) as set forth in Section 10.1.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
          Section 8.1 Survival of Representations and Warranties. Except for (a) those representations and warranties in Section 3.2 and Section 3.7 (which shall survive without limitation), (b) those representations and warranties in Section 3.19 and Section 3.23 (which shall survive until three (3) years after the Closing Date) and (c) those representations and warranties in Section 3.22 (which shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time), all representations and warranties of Purchaser and Seller contained in this Agreement or in the certificates delivered pursuant to Section 2.2(b) or Section 2.3(b) shall survive the execution and delivery of this Agreement and the Closing until February 15, 2007, and each representation and warranty of Purchaser and Seller contained in this Agreement shall terminate and expire in the case of Purchaser on February 15, 2007 or in the case of Seller at the end of the applicable period referred to above; provided, however, that, in each case, such representations and warranties shall survive beyond their respective periods with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 8.3 hereof. Those covenants and agreements set forth in Section 5.1 shall survive until one (1) year after the Closing Date and those covenants and agreements of Purchaser and

Seller to be performed after the Closing shall survive the Closing for the applicable periods specified therein; provided, however, that in each case, such covenants shall survive beyond such respective periods with respect to any breach thereof. The other covenants and agreements of Purchaser and Seller to be performed prior to the Closing (i.e., those other than the covenants set forth in Section 5.1) shall survive the Closing.
          Section 8.2 Indemnification; Remedies.
               (a) Except with respect to Taxes (the indemnification for which is governed by Section 5.4(b)), Purchaser and Seller shall respectively indemnify, defend and hold harmless the other party (and such other party’s directors, officers, employees, Affiliates, successors and permitted assigns) from and against and in respect of all Losses arising out of or otherwise in respect of any inaccuracy in or breach of (or in the event a third party alleges facts that, if true, would mean Purchaser or Seller, as applicable, has breached) any (i) representation or warranty of Purchaser or Seller, as applicable, contained in this Agreement or (ii) covenant or other agreement of Purchaser or Seller, as applicable, contained in this Agreement.
               (b) Seller shall indemnify, defend and hold harmless Purchaser (and Purchaser’s directors, officers, employees, Affiliates, successors and permitted assigns) from and against and in respect of all Losses to the extent arising out of (i) the operations of, ownership of property and assets (including the Retained Business Assets) by and incurrence of liabilities and obligations (including the Retained Business Liabilities) by the Retained Business; (ii) the Credit Agreement, the Indenture and any other Outstanding Indebtedness to the extent not included in the final Closing Adjustment; (iii) the failure to comply with any “bulk sales” or similar notice requirement in connection with the Transactions; (iv) the failure to obtain any consent with respect to any Commitment to be transferred to Seller or any Designated Seller Entity as part of the Retained Business Assets pursuant to Section 5.22; (v) without limiting clause (i) above, and whether arising prior to, on or after the Closing, any salary, wages, vacation, paid time off, pay or severance, termination or similar pay required to be paid by any Company or Subsidiary to any Transferred Employee, any employee benefit or employee benefit claim required to be paid with respect to any Transferred Employee (including any spouse or dependents), and all payments, taxes, fines or assessments due to any Governmental Entity pursuant to any applicable foreign, federal, state or local Law with respect to the employment or termination of any Transferred Employee by any Company or Subsidiary; for the avoidance of doubt, the indemnity provided for in this clause (v) shall also cover and include any claims, including workers compensation and similar claims, made by or with respect to Transferred Employees and current or former employees of the Retained Business of any Company or any Subsidiary (other than Business Employees); (vi) any Plan other than a Company Plan, whether such Losses arise prior to, on or after the Closing; (vii) any litigation or proceeding brought against any Company or Subsidiary arising out of or relating to the Retained Business, including those set forth on Section 8.2(b)(vii) of the Disclosure Schedule; and (viii) any valid claim for indemnification against any Company or Subsidiary by reason of the fact that, at any time prior to the Closing, any such Company’s or Subsidiary’s directors, officers, employees or agents was a director, officer, employee or agent of any Company or

Subsidiary or was serving at the request of any such person as a partner, trustee, director, officer, employee, or agent of any Company or Subsidiary (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise), including with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, any Law, or otherwise). For the avoidance of doubt, the contest procedures relating to the indemnification for any Taxes pursuant to this Section 8.2(b) shall be governed by Section 5.4.
               (c) No indemnification shall be payable pursuant to this Article VIII with respect to any Losses arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Purchaser or Seller contained in this Agreement after termination of the survival thereof in accordance with Section 8.1, except with respect to claims for which notice was provided pursuant to Section 8.2(d) prior to such termination but not then resolved (such representation, warranty, covenant or agreement surviving with respect to such claim until resolution of such claim).
               (d) A Person seeking indemnification under this Section 8.2 (an “Indemnified Party”) shall give prompt written notice to the party from which it is seeking indemnification (an “Indemnifying Party”) of any Loss in respect of which such Indemnified Party is seeking indemnification hereunder, specifying in reasonable detail the nature of such Loss and the amount of such Loss (or if not then determinable, its best estimate of the amount of such Loss).
               (e) Purchaser shall not be entitled to indemnification or reimbursement for Losses asserted under Section 8.2(a)(i) unless the aggregate amount of such Losses exceeds the Threshold, and in such event, indemnification shall be made by Seller only to the extent that Losses exceed the Threshold; provided, however, that the limitations in this clause (e) shall not apply to any indemnification obligations arising from the representations and warranties set forth in Section 3.2, Section 3.7 and Section 3.22.
               (f) Each Loss (including Losses for which indemnification is required pursuant to Section 5.15 and Section 5.4) shall be reduced by (i) the amount of any insurance proceeds recovered by the party seeking indemnification with respect to such Loss (net of any retroactive or retrospective premium adjustments that are required under the relevant policy), (ii) any indemnity, contribution or other similar payment recovered by the party seeking indemnification by any third party with respect to such Loss and (iii) any currently realizable Tax Benefit (as defined below) realized by a party seeking indemnification pursuant to Section 5.4 or Section 8.2 or its Affiliates. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage or to enforce third-party indemnification, contribution, or other similar obligations for any Losses payable pursuant to this Section 8.2. To the extent the Loss underlying the claim for indemnification (“Indemnity

Claim”) does not give rise to a currently realizable Tax Benefit, then if the Loss with respect to which such Indemnity Claim is made gives rise to a future Tax Benefit to the party that made such claim or its Affiliates, such party shall refund to the party making such indemnification payment the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any such subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 8.2(f), a “Tax Benefit” means an amount by which the Tax liability of the party seeking indemnification or its Affiliates is reduced because of the Loss underlying the Indemnity Claim (whether by reduction or entitlement to refund or credit or otherwise) plus any related interest received from the relevant Taxing Authority. Where a party seeking indemnification or its Affiliates has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For purposes of this Section 8.2(f), a Tax Benefit is “currently realizable” to the extent it can be realized in the current Tax period or year or in any Tax Return with respect thereto (including through a carryback to a prior Tax period) or in any Tax period or year prior to the date of the Indemnity Claim. In the event that there should be a determination (within the meaning of Section 1313 of the Code (or any analogous provision of state, local, or Foreign Law)), the indemnifying party shall refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 8.2(f). In the event of payment under this Agreement, the Indemnifying party shall be subrogated to the extent of such payment to all of the rights of recovery of the party seeking indemnification, who shall execute all documents reasonably requested and shall take all such other action that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Indemnifying Party effectively to bring suit to enforce such rights.
               (g) In no event shall Seller’s aggregate liability under this Agreement for breaches of representations or warranties exceed an amount equal to 12.5% of the Purchase Price; provided, however, that the limitations in this Section 8.2(g) shall not apply to any indemnification obligations arising from the representations and warranties set forth in Section 3.2, Section 3.7 and Section 3.22.
          Section 8.3 Notice of Claim; Defense. An Indemnified Party shall give the Indemnifying Party prompt written notice of any third-party claim that may give rise to any indemnification obligation under this Article VIII, together with the estimated amount of such claim. In the event that an Indemnified Party asserts any right to indemnification hereunder, the Indemnifying Party shall have the right to assume the defense (at the Indemnifying Party’s expense) of any such claim through counsel of the Indemnifying Party’s own choosing by so notifying the Indemnified Party within thirty (30) days of the receipt by the Indemnifying Party of such notice from the Indemnified Party. In addition, the Indemnifying Party shall be liable (and shall reimburse the Indemnified Party) for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof after having received such notice. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend or prosecute a third-party claim, the Indemnified Party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Companies and the Subsidiaries available on a mutually convenient basis to provide additional information and explanation of, or to testify about, any materials provided hereunder. If the Indemnifying Party chooses to defend or prosecute any third-party claim, the Indemnifying Party shall not consent or agree to any settlement, compromise or discharge of such third-party claim without the consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of applicable Law by the Indemnified Party, or (C) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would materially adversely affect the Business or bind Purchaser or its Affiliates, in the case of Purchaser or its Affiliates, and the Retained Business, in the case of Seller or its Affiliates. If the Indemnified Party defends or prosecutes any third-party claim, the Indemnified Party shall not consent or agree to any settlement, compromise or discharge of such third-party claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). In addition, the Indemnifying Party shall not be liable under this Section 8.3 for any settlement, compromise or discharge effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed) in respect of any claim for which indemnity may be sought hereunder. No indemnified party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.
          Section 8.4 No Duplication; Sole Remedy Procedures.
               (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or one or more right to indemnification.
               (b) The rights of the parties to indemnification as provided for in Section 8.2 for breaches of the representations or warranties contained in this Agreement shall constitute the sole remedy of each of the parties for such breaches, and no party shall have any other liability for damages to the other party resulting from any such breach.

               (c) The indemnification and other provisions of this Article VIII shall govern the procedure for all indemnification matters under this Agreement, except as expressly provided herein.
          Section 8.5 No Right of Off-set/Set-off. Neither Purchaser nor Seller shall have any right to off-set or set-off any payment due pursuant to Section 1.2 or Section 1.3 against any other payment to be made pursuant to this Agreement or otherwise (including against indemnification payments).
ARTICLE IX
DEFINITIONS AND INTERPRETATION
          Section 9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
               (a) “Accounting Principles” shall mean GAAP, and where a specific method, principle or calculation within GAAP is specified in the basis of presentation to the Statements of Financial Information or in Section 7 of the Esselte Finance Manual attached as Exhibit 9.1(a) hereto (collectively, the “Basis of Presentation”) calculated in a consistent manner (to the extent applicable) in accordance with such specific method, principle or calculation; provided, however, that with respect to an exception to GAAP in the Basis of Presentation, the Accounting Principles shall not be GAAP for such exception, and shall instead be calculated in a consistent manner (to the extent applicable) as described in such Basis of Presentation with respect to such exception.
               (b) “Affiliate” with respect to any Person shall mean any other Person controlling, controlled by or under common control with, such Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise; provided that “Affiliate” with respect to Parent and Seller shall not include any Company or Subsidiary.
               (c) “Agreement” or “this Agreement” shall mean this Stock Purchase Agreement.
               (d) “Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the German Act Against Restraints of Competition of 1958 and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
               (e) “Business” with respect to the Companies or the Subsidiaries shall mean the business of designing, developing, manufacturing, distributing, servicing, selling, marketing and supplying labeling printers (which shall include for the avoidance of doubt the CD/DVD printer), label makers, label embossers and related consumables, as conducted or proposed to be conducted at any time during the twelve (12) month period prior to the date hereof by the DYMO global operating division of Parent.
               (f) “Business Employee” shall mean (i) any employee of a Company or Subsidiary who as of the date hereof primarily provides, or who within the six (6) months prior to the date hereof has primarily provided, services to the Business; (ii) each employee of a Company or Subsidiary who as of the date hereof provides services both to the Business and the Retained Business and is listed on Exhibit 9.1(f)(ii); and (iii) each employee of a Group Affiliate other than the Companies and Subsidiaries who is listed on Exhibit 9.1(f)(iii).
               (g) “Business Key Employee” shall mean (i) each employee of a Company or Subsidiary listed on Exhibit 9.1(g), (ii) each employee of Seller and its Group Affiliates hired by Purchaser, the Companies or the Subsidiaries pursuant to Section 5.6(f), and (iii) any Business Employee who, as of the Closing Date, is employed in a sales or marketing function or research and development function.
               (h) “Closing” shall mean the closing referred to in Section 2.1.
               (i) “Closing Adjustment” shall mean the amount equal to the following as of immediately after giving effect to the Reorganization and the Closing: (A) the Working Capital Adjustment, minus (B) the amount of Outstanding Indebtedness of the Companies and the Subsidiaries, minus (C) the capitalized amount of the Belgian Lease required to be capitalized in accordance with the Accounting Principles as of the Closing Date to the extent such amount exceeds $4,500,000.
               (j) “Closing Date” shall mean the date on which the Closing occurs.
               (k) “Closing Net Working Capital” shall mean the Net Working Capital as of immediately after giving effect to the Reorganization and the Closing.
               (l) “Closing Payment” shall mean an amount equal to (A) the Purchase Price plus the Estimated Closing Adjustment, if the Estimated Closing Adjustment is a net positive number, or (B) the Purchase Price minus the absolute value of the Estimated Closing Adjustment, if the Estimated Closing Adjustment is a net negative number.
               (m) “Code” shall mean the Internal Revenue Code of 1986.
               (n) “Commitment” shall mean any contract, agreement, undertaking, trust, obligation, note, bond, mortgage, indenture, lease, license, loan, whether written or oral. For avoidance of doubt, the term “Commitment” shall not include requirements of Law.

               (o) “Company Guaranty” shall mean any guaranty, letter of credit, indemnity or contribution agreement or other similar agreement entered into by any Company or Subsidiary in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential liability or obligation of Seller, any of its Affiliates or the Retained Business to such third party, excluding any Indenture Guaranty or guarantee related to the Credit Agreement.
               (p) “Company Plan” shall mean a Plan that existed prior to the Closing and which is maintained, sponsored or contributed to by a Company or a Subsidiary following the Reorganization.
               (q) “Confidentiality Agreement” shall mean the letter agreement dated April 8, 2005 between Esselte Corporation and Newell Rubbermaid Inc.
               (r) “Credit Agreement” shall mean the senior credit agreement dated July 11, 2002 (as amended and restated from time to time) between, inter alia, Esselte Group Holdings AB (publ), Esselte Sverige Aktiebolag, UBS Limited as mandated lead arranger, bookrunner and facility agent, UBS Limited and UBS AG, London Branch as issuing banks and UBS AG London Branch as security agent.
               (s) “Designated Purchaser Affiliates” shall mean one or more Affiliates of Purchaser that Purchaser selects to purchase Outside Inventory or Shares.
               (t) “Designated Seller Entities” shall mean one or more Affiliates of Seller to which Retained Business Assets or Retained Business Liabilities are transferred from the Companies and Subsidiaries pursuant to Section 5.22.
               (u) “Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by the Seller and delivered to Purchaser simultaneously with the execution hereof.
               (v) “DYMO Corporation” shall mean DYMO Corporation, a corporation organized under the laws of the State of Delaware.
               (w) “Encumbrances” shall mean all pledges, claims, liens, restrictions, charges, options to purchase, security interests, mortgages, rights of first refusal or first offer or other encumbrances other than Taxes not yet due and payable.
               (x) “Environmental Law” shall mean all federal, state, local or foreign laws governing pollution or the protection of the environment.
               (y) “ERISA” shall mean the Employee Retirement Income Security Act of 1974.
               (z) “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Companies would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

               (aa) “Esselte Corporation” shall mean Esselte Corporation, a corporation organized under the laws of the State of New York.
               (bb) “Esselte IPR AB” shall mean Esselte IPR AB, a corporation organized under the laws of the Kingdom of Sweden.
               (cc) “Estimated Closing Adjustment” shall mean Seller’s estimate of the Closing Adjustment, as prepared in good faith by Seller pursuant to Section 1.3(b).
               (dd) “GAAP” shall mean Swedish generally accepted accounting principles.
               (ee) “Governmental Entity” shall mean a court, arbitral tribunal, legislative, executive or administrative authority or agency or commission or other governmental, regulatory authority or agency, federal, state, local or foreign.
               (ff) “Group Affiliate” with respect to Seller shall mean Parent and any Affiliate of Parent controlled by Parent.
               (gg) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
               (hh) “Indenture” shall mean the indenture dated as of March 2, 2004, among Parent, the Subsidiary Guarantors listed as signatories thereto, The Bank of New York, as Trustee, Transfer Agent, Paying Agent, Registrar, Proceeds Loan Security Agent and Subordinated Share Security Agent and The Bank of New York (Luxembourg) S. A., as Transfer Agent and Luxembourg Paying Agent, as amended or supplemented from time to time.
               (ii) “Indenture Guaranty” shall mean a guarantee by any Company or Subsidiary of the obligations of Parent or another Person (other than the Trustee or a collateral agent) under the Indenture.
               (jj) “Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications, utility models, industrial designs, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) computer programs (whether in source code, object code, or other form) (“Software”), (v) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) all rights in the foregoing and (vii) all applications and registrations for the foregoing.

               (kk) “Inventory” shall mean all inventory, raw materials, packaging materials, work in process, spare parts and finished goods purchased or held for assembly, manufacture, distribution and resale by or for the Business.
               (ll) “IRB Loan Agreements” shall mean the loan agreements dated as of December 1, 1985 between The Industrial Development Board of the County of Jackson, Tennessee and Esselte Pendaflex Corporation relating to the IRBs.
               (mm) “IRBs” shall mean the Variable Rate Industrial Development demand Revenue Refunding Bonds (Esselte Project), Series 1985A and 1985B.
               (nn) “Knowledge of Seller” shall mean the actual knowledge, after due inquiry, of the Persons identified in Section 9.1(nn) of the Disclosure Schedule.
               (oo) “Law” shall mean any law, statute, code, ordinance, rule, judgment, decree, Order, writ, injunction and regulation.
               (pp) “Losses” shall mean any and all actual losses, liabilities, damages, judgments, settlements, penalties, costs and expenses of any nature whatsoever (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses), but shall not include any special, indirect, punitive, incidental or consequential damages (including without limitation lost profits or loss of goodwill) unless required to be paid for the benefit of a third party pursuant to a third-party claim.
               (qq) “Material Adverse Effect” shall mean any material adverse change in, or material adverse effect on, or any change, event, occurrence or state of facts that could reasonably be expected to be materially adverse to, the business, financial condition or operations of the Business, or of the Companies and the Subsidiaries as they will exist immediately after the Closing, taken as a whole; provided, however, that the effects, either alone or in combination, of changes (a) that are generally applicable to the industries and markets in which the Companies and the Subsidiaries operate that are not specific to the Business, (b) that are generally applicable to general economic, political or market conditions in any country in which the Companies and the Subsidiaries operate, (c) from any action that is specifically required to be taken by, or from the failure to take any action that is prohibited by, this Agreement, or (d) as a result of the fact that Purchaser and its Affiliates are the purchasers of the Business, will be excluded from the determination of Material Adverse Effect.
               (rr) “Net Working Capital” shall mean the amount equal to the following, as of immediately after giving effect to the Reorganization and the Closing, (i) the sum of the Companies’ and the Subsidiaries’ (A) cash and cash equivalents, (B) marketable securities (other than the stock of Elesys, Inc.), (C) accounts receivable (other than accounts receivable assigned or distributed to Seller or any of its Affiliates), less allowance for doubtful accounts (D) pre-paid expenses and accrued income, (E) Inventory net of reserves, (F) advances to suppliers and (G) other current assets

(excluding accounts receivable assigned or distributed to Seller or any of its Affiliates), plus (ii) the Outside Inventory, minus (iii) the sum of the Companies’ and the Subsidiaries’ (A) short-term trade bills payable and trade payables, (B) pre-paid income, (C) accrued expenses and (D) other current liabilities, in the case of each such item in clauses (i)-(iii), as determined and calculated in accordance with the Accounting Principles; provided that Net Working Capital shall not include (i) any Tax asset (current or deferred) or Tax liability (current or deferred), (ii) any Outstanding Indebtedness, (iii) any investment in Elesys, Inc. or (iv) any amount with respect to the Belgian Lease.
               (ss) “Order” shall mean any outstanding injunction, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree, ruling or charge.
               (tt) “Ordinary Course of Business” shall mean ordinary course of business of the Business consistent with past practice.
               (uu) “Outside Inventory” shall mean Inventory used solely in the Business held by Group Affiliates.
               (vv) “Outside Inventory Sellers” shall mean those subsidiaries of Seller that as of the Closing hold the Outside Inventory.
               (ww) “Outstanding Indebtedness” shall mean, with respect to a Company or Subsidiary, on the date of determination (without duplication):
                    (i) the principal amount and accrued and unpaid interest payable in respect of (A) indebtedness of such Person for money borrowed, and (B) indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable as obligor;
                    (ii) all obligations of such Person for the deferred purchase price of property acquired by such Person which purchase price is due more than six (6) months after such Person took delivery and title to such property, including all conditional sale obligations of such Person and all obligations of such Person under any other title retention Commitment with respect to any such property, but in each case excluding trade accounts payable arising in the ordinary course of business;
                    (iii) all obligations for the lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases for financial reporting purposes on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP;
                    (iv) all obligations of such Person (A) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a Person described in clauses (i), (ii) or (iii) above only to the extent of the obligation actually drawn down or borrowed and secured on the date of determination, (B) of the type described in clauses (i), (ii) or (iii) for the payment of which such Person is responsible or liable as guarantor, only to the extent actually drawn down or borrowed and secured; and
                    (v) all penalty payments, premiums, charges, and yield maintenance amounts, payable as a result of (A) the prepayment of any obligations of the types referred to in clauses (i) through (iii) (assuming for purposes of calculating such amounts that such prepayment occurs immediately prior to or at the time of the Closing on the Closing Date), or (B) the acceleration of an obligation of the type referred to in clauses (i) through (iii) above as a result of the Transactions.
Notwithstanding the foregoing, the term “Outstanding Indebtedness” shall not include (A) the capital finance lease as in effect on the date hereof with respect to the Sint-Niklaas facility with Eurolease N.V. referenced on Section 9.1(ww) of the Disclosure Schedule (the “Belgian Lease”); (B) in respect of the purchase by such Person of any business or assets, indemnification or contribution obligations; or (C) any amounts described in clauses (i) through (v) in respect of which the obligor is a Company or Subsidiary and the obligee is a Company or Subsidiary.
               (xx) “Permitted Liens” shall mean (i) Encumbrances for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith, (ii) Encumbrances for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, and (iii) Encumbrances incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations.
               (yy) “Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
               (zz) “Plan” shall mean (i) each employee benefit plan as defined in Section 3(3) of ERISA; (ii) each other deferred compensation, incentive compensation, equity compensation, severance, termination pay, medical, surgical, hospitalization, life insurance, profit-sharing, stock bonus, retirement, pension, vacation, sick leave or paid time off plan, fund, program, agreement or arrangement, and (iii) each employment, consulting or change in control agreement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller, a Company or any ERISA Affiliate, or to which Seller, a Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee (or his dependents or beneficiaries) of any Company or Subsidiary.
               (aaa) “Purchase Price” shall mean $732,650,000, as such amount may be adjusted prior to the Closing pursuant to Section 5.15(b).
               (bbb) “Representatives” of a party means such party’s legal counsel, investment bankers, consultants, accountants and other advisors.
               (ccc) “Retained Business” shall mean the business conducted at any time prior to Closing by the Companies and the Subsidiaries and the Transferred Subsidiaries except for the Business.
               (ddd) “Securities Act” shall mean the Securities Act of 1933.
               (eee) “Seller Guaranty” shall mean any guaranty, letter of credit, indemnity or contribution agreement or other similar agreement entered into by Seller or any of its Affiliates in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential liability or obligation of any Company or Subsidiary or the Business to such third party, excluding Indenture Guarantees and other guarantees to the extent with respect to the Retained Business or obligations under the Credit Agreement.
               (fff) “Seller Key Employee” shall mean any employee of Seller or any Group Affiliate (including, for purposes of this definition, any employee of any Company or Subsidiary who is not a Business Employee) who, as of the Closing Date, (i) holds a Senior Vice President position or (ii) is employed in a sales or marketing function. For the avoidance of doubt, Seller Key Employee shall not include any of the persons set forth in Section 5.6(f) to the extent Purchaser, the Companies and the Subsidiaries are entitled to solicit and offer employment to such persons pursuant to Section 5.6(f).
               (ggg) “Shares” shall mean, collectively, the DYMO Shares, the BVBA Shares, and the Holdings Shares.
               (hhh) “Statements of Information” shall mean the unaudited Statements of Selected Balance Sheet Data of the Business as at December 31, 2003, December 31, 2004 and July 2, 2005, the unaudited Statements of Operations and EBITDA Contribution Data of the Business for the twelve (12) month period ended December 31, 2004 and the unaudited Statements of Operations and EBITDA Contribution Data of the Business for the six (6) month period ended July 2, 2005.
               (iii) “Subsidiaries” shall mean each of Esselte Corporation and DYMO Corporation.
               (jjj) “Tax(es)” shall mean all taxes, charges, fees, levies, duties or other assessments whether federal, state, local or foreign, based upon or measured by income, capital or gain and all other taxes including recapture, gross receipts, premiums, profits, sales, use, occupancy, value added, ad valorem, customs, transfer, franchise, withholding, social security, unemployment, disability, payroll, employment, excise, or real or personal property taxes, alternative or add-on minimum and environmental taxes, together with any interest, fines, penalties and additions to such tax as may be imposed with respect thereto.
               (kkk) “Taxing Authority” shall mean the Internal Revenue Service or any other Governmental Entity responsible for the administration, assessment, or collection of any Tax.
               (lll) “Tax Return” shall mean any declaration, report, estimate, extension request, information statement, withholding statement return or other filing or document relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and including any amendment thereof.
               (mmm) “Threshold” shall mean an amount equal to one percent (1%) of the Purchase Price.
               (nnn) “Title IV Plan” shall mean a Plan sponsored by a Company or Subsidiary that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
               (ooo) “Transactions” shall mean all the transactions provided for or contemplated by this Agreement.
               (ppp) “Transferred Employee” shall mean any current or former employee of any Company or Subsidiary who is not a Business Employee.
               (qqq) “Transferred Subsidiaries” shall mean the direct or indirect subsidiaries of the Companies other than the Subsidiaries.
               (rrr) “Transition Services Agreement” shall mean the transition services agreement between Purchaser and Seller to be entered into at the Closing in the form set forth on Exhibit 9.1(rrr) hereto.
               (sss) “Working Capital Adjustment” shall mean the amount by which the Closing Net Working Capital is more or less, as the case may be, than $31,800,000. For avoidance of doubt, the Working Capital Adjustment shall be positive if the Closing Net Working Capital is more than $31,800,000 and negative if it is less than $31,800,000.
          Section 9.2 Interpretation.
               (a) All references to dollar(s) or use of the $ symbol in this Agreement or the Transition Services Agreement refer to U.S. dollars.

               (b) For the avoidance of doubt, for purposes of Section 1.3(j), a smaller negative integer (i.e., closer to zero) is always “greater than” a larger negative integer (i.e., farther from zero). For example, (-2) is greater than (-10).
               (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
               (d) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.
               (e) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
               (f) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
               (g) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
               (h) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
               (i) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
               (j) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
ARTICLE X
MISCELLANEOUS
          Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated, except as specifically provided to the contrary in this Agreement.
          Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
          Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, E-mailed, delivered personally, faxed (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):
if to Purchaser, to:
Newell Rubbermaid Inc.
10B Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
Attention: Dale L. Matschullat and Bradford Turner
Telephone: (770) 407-3800
E-mail: Dale.Matschullat@newellco.com and
                 Brad.Turner@newellco.com
Telecopy: (770) 407-3987
with a copy to:
Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
Attention: Steve E. Isaacs
Telephone: (312) 258-5500
E-mail: sisaacs@schiffhardin.com
Telecopy: (312) 258-5700
if to Seller, to:
Esselte AB
c/o Esselte Group Holdings AB (publ)
44 Commerce Road
Stamford, Connecticut 06902
Attention: William Lundregan, General Counsel
Telephone: (203) 355-9000
E-mail: wlundregan@esselte.com
Telecopy: (203) 355-9010

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, Massachusetts 02108
Attention: Louis A. Goodman
Telephone: (617) 573-4800
E-mail: lgoodman@skadden.com
Telecopy: (617) 573-4822
          Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.
          Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          Section 10.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW, EXCEPT THAT THE FEDERAL ARBITRATION ACT OF 1927, 9 U.S.C. SECTIONS 1-16, SHALL GOVERN ALL QUESTIONS RELATING TO THE ARBITRABILITY OF CLAIMS OR DISPUTES AND THE ENFORCEMENT OF PROVISIONS FOR WHICH ARBITRATION IS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT.
          Section 10.8 Venue. Except for arbitration to the extent expressly provided for in this Agreement, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any

New York state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of New York. Notwithstanding the foregoing, each party hereto agrees that the other party hereto shall have the right to bring any action or proceeding for enforcement of a final and non-appealable judgment entered by any federal court located in the State of New York or any New York state court in any other court or jurisdiction.
          Section 10.9 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          Section 10.10 Extension; Waiver. At any time prior to the Closing Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be in writing. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Such waiver or failure to insist upon strict compliance with such agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
          Section 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that no consent shall be required for Purchaser to assign its rights and delegate its duties hereunder, in whole or in part, to one or more of its Affiliates (in which case Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
          Section 10.12 Parent Guaranty. Parent hereby unconditionally and absolutely guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Seller of all of its obligations to Purchaser pursuant to the terms of this Agreement. Parent agrees that Purchaser need not pursue any remedy against Seller for breach of this Agreement prior to proceeding against Parent. The obligations of Parent under this Section 10.12 shall be absolute and unconditional.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

NEWELL RUBBERMAID INC.
By /s/ Hartley D. Blaha
Name:	Hartley D. Blaha
Title:	President – Corporate Development

ESSELTE AB
By /s/ Adam Suttin
Name:	Adam Suttin
Title:	Director

Solely with respect to the provisions set forth in Section 10.12:
ESSELTE GROUP HOLDINGS AB
By /s/ Adam Suttin
Name:	Adam Suttin
Title:	Director

Exhibits

Exhibit 1.4(a)	Purchase Price Allocation
Exhibit 2.2(d)(i)	Form of Certification of U.S. Status
Exhibit 2.2(d)(ii)	Form of Certification of Non-U.S. Real Property
Exhibit 2.2(f)	Form of Omnibus Bill of Sale
Exhibit 2.2(k)	Form of Post-Closing Agreement (including exhibits thereto)
Exhibit 3.10	Subsidiaries of the Companies
Exhibit 3.11	Certain Financial Information
Exhibit 5.1	Consent of Purchaser
Exhibit 9.1(a)	Section 7 of the Esselte Finance Manual
Exhibit 9.1(f)	Shared Employees and Transferred-in Employees
Exhibit 9.1(g)	Business Key Employees
Exhibit 9.1(rrr)	Form of Transition Services Agreement (including schedules thereto)
Exhibit A-1	Holdings Proposal for Esselte Reorganization
Exhibit A-2	Corporation Proposal for Esselte Reorganization
Schedules

Section 3.5	Consents and Approvals; No Violations
Section 3.6	Ownership and Possession of Shares
Section 3.10	Subsidiaries; Equity Ownership
Section 3.12	No Undisclosed Liabilities; Indebtedness
Section 3.13	Absence of Certain Changes
Section 3.14	Title to Certain Properties; Encumbrances
Section 3.15	Real Property Representations
Section 3.16	Contracts and Commitments
Section 3.17	Customers and Suppliers
Section 3.18	Litigation
Section 3.19	Environmental Matters
Section 3.20	Compliance with Laws; Permits
Section 3.21	Employee Benefit Plans
Section 3.22	Taxes
Section 3.23	Intellectual Property
Section 3.24	Labor
Section 3.25	Sufficiency of Assets
Section 3.29	Insurance
Section 5.1	Interim Operations of the Companies
Section 5.6	Employees; Employee Benefits
Section 5.20	Extension of Certain Agreement
Section 5.22(a)	Transfer-in of Outside Business Assets
Section 5.22(b)	Transfer-out of Retained Business Assets
Section 5.22(h)	Unassignable Commitments
Section 5.26	Alternative Functional Mechanism
Section 8.2	Indemnification; Remedies
Section 9.1(nn)	Knowledge of Seller

Section 9.1(ww)	Belgian Lease

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